UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

VARIAN MEDICAL SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, CA 94304

December 28, 2007

Dear Stockholder:

You are cordially invited to attend Varian Medical Systems, Inc.’s 2008 Annual Meeting of Stockholders to be held on Thursday, February 14, 2008 at 4:30 p.m. Pacific Time at the Sheraton Palo Alto Hotel, Justine’s Room, 625 El Camino Real, Palo Alto, California 94301.

The Secretary’s formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to be acted upon at the annual meeting. You also will have the opportunity to hear what has happened in our business in the past year.

We hope that you can join us. However, whether or not you plan to be there, please vote by telephone or over the Internet, or sign and return your proxy card in the enclosed envelope as soon as possible so that your vote will be counted.

Sincerely,

Richard M. Levy
Chairman of the Board

Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, CA 94304

December 28, 2007

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

Varian Medical Systems, Inc. will hold its Annual Meeting of Stockholders on Thursday, February 14, 2008 at 4:30 p.m. Pacific Time at the Sheraton Palo Alto Hotel, Justine’s Room, 625 El Camino Real, Palo Alto, California 94301.

At this annual meeting we will ask you to:

•	elect three directors to serve until the 2011 Annual Meeting of Stockholders;

•	approve an amendment to the Varian Medical Systems, Inc. Second Amended and Restated 2005 Omnibus Stock Plan;

•	ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2008; and

•	transact any other business that properly comes before the annual meeting.

The Board of Directors has selected December 17, 2007 as the record date for determining stockholders entitled to vote at the annual meeting. A list of stockholders as of that date will be available for inspection during ordinary business hours at our principal executive offices at 3100 Hansen Way, Palo Alto, California 94304 for ten days before the annual meeting.

Whether or not you plan to attend the annual meeting, please vote your shares by either:

•	Using the toll-free telephone number on your proxy card, if you are in Canada or the United States;

•	Using the Internet by following the instructions on your proxy card; or

•	Completing and returning the enclosed proxy card.

If you vote by telephone or Internet (our preferred methods due to significant cost savings to us), you do not need to return your proxy card.

This Proxy Statement, a proxy card and our 2007 Annual Report on Form 10-K are being distributed on or about December 28, 2007 to those entitled to vote.

By Order of the Board of Directors,

John W. Kuo
Secretary

GENERAL INFORMATION

Q:	Who is soliciting my proxy?

A:	The Board of Directors—the Board—of Varian Medical Systems, Inc.—we, us or the Company—is sending you this Proxy Statement in connection with the Board’s solicitation of proxies for use at the 2008 Annual Meeting of Stockholders—the Annual Meeting. Certain of our directors, officers and employees also may solicit proxies on the Board’s behalf by mail, telephone, email, fax or in person. We have hired Georgeson Inc., 17 State Street, New York, New York 10004, to assist in soliciting proxies from brokers, bank nominees and other stockholders.

Q:	Who is paying for this solicitation?

A:	We will pay for the solicitation of proxies. Our directors, officers and employees will not receive additional remuneration. We expect that we will pay Georgeson Inc. not more than $15,000, plus reasonable out-of-pocket expenses, and also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of our common stock.

Q:	What am I voting on?

A:	You will be voting on three proposals. Proposal One is for the election of Susan L. Bostrom, Steven A. Leibel and Richard M. Levy to the Board. Ms. Bostrom and Messrs. Leibel and Levy have been nominated for election for three-year terms ending at the 2011 Annual Meeting of Stockholders.

Proposal Two is for the approval of an amendment to the Varian Medical Systems, Inc. Second Amended and Restated 2005 Omnibus Stock Plan—the Second Amended Stock Plan—to increase the number of shares available for awards under this plan.

Proposal Three is for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2008.

Q:	Who can vote?

A:	Only our stockholders of record at the close of business on December 17, 2007 may vote. Each share of common stock outstanding on that date is entitled to one vote on all matters to come before the meeting, except that cumulative voting will apply in the election of directors. Under the cumulative voting method of election, the stockholder computes the number of votes available to the stockholder by multiplying the number of shares the stockholder owned on the record date by the number of directors to be elected, and may cast the votes all for a single nominee or may distribute them in any manner among the nominees.

Q:	What is the difference between a stockholder of record and a “street name” holder?

A:	If your shares are registered directly in your name with Computershare Trust Company, N.A., our stock transfer agent, you are considered the stockholder of record for those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares using the method described under “How do I vote and how do I revoke my proxy?” below.

Q:	How do I vote and how do I revoke my proxy?

A:	If you hold your shares in your own name as a stockholder of record, you may vote your shares either in person at the meeting or by proxy. To vote in person, please bring a form of identification, such as a valid driver’s license or passport, and proof that you are a stockholder as of December 17, 2007.

To vote by proxy, please vote your shares either over the Internet or by telephone by following the instructions indicated on the enclosed proxy card or through the mail by marking, dating, signing and mailing the enclosed proxy card in the postage-prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person—by voting in person you automatically revoke your proxy. You also may revoke your proxy at any time before the voting by giving our Secretary written notice of your revocation, by submitting a later-dated proxy card or by voting again using the telephone or Internet (your latest telephone or Internet proxy is the one that will be counted).

If you vote by proxy, the individuals named as proxyholders will vote your shares as you instruct, including with respect to cumulative voting for directors. If you vote your shares over the telephone, you must select a voting option (“For,” “Against,” or “Withhold” (for directors) or “Abstain” (for Proposals Two and Three)) in order for your proxy to be counted. If you validly vote your shares over the Internet or by mail but do not provide any voting instructions, the individuals named as proxyholders will vote your shares FOR the election of the nominees for director, FOR the approval of the amendment to the Second Amended Stock Plan and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2008. In that case, the proxyholders will have full discretion and authority to vote cumulatively in the election of directors and to allocate votes among any or all of the nominees for director in any order they determine.

If your shares are registered in street name, you must vote your shares in the manner prescribed by your brokerage firm, bank, or other nominee. Your brokerage firm, bank, or other nominee should have enclosed, or should provide, a voting instruction form for you to use in directing it how to vote your shares.

Q:	What is the deadline for submitting a proxy?

A:	In order to be counted, proxies submitted by telephone or the Internet must be received by 11:59 p.m. Pacific Time on February 13, 2008. Proxies submitted by mail must be received prior to the start of the Annual Meeting.

Q:	Can I receive materials for future annual meetings online?

A:	Yes, and we encourage you to do so. In an effort to ensure that you receive materials quickly and efficiently, help reduce our printing and postage costs and reduce paper mailed to your home, we offer you the convenience of viewing materials related to our annual meetings online. With your consent, we will stop sending you future paper copies of these documents. If you are a holder of record, you may elect to receive future communications over the Internet by logging in to www.investorvote.com and entering your email address before you vote if you are voting by Internet or any time at www.computershare.com/us/ecomms. If you are a beneficial holder, please check with your broker about how to receive future materials electronically.

Your election to view these documents over the Internet will remain in effect until you elect otherwise. If you choose to view future proxy statements and annual reports over the Internet, before the next annual meeting you will receive an email with instructions on how to view those materials and vote.

Q:	What constitutes a quorum?

A:	On the record date, we had 125,175,755 shares of common stock, $1.00 par value, outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the issued and outstanding stock entitled to vote at the Annual Meeting are present in person or represented by proxy.

Q:	What are abstentions and broker non-votes and how do they affect voting?

A:	Abstentions—If you specify on your proxy card that you wish to “abstain” from voting on an item, your shares will not be voted on that particular item. Abstentions are counted toward establishing a quorum and included in the shares entitled to vote on Proposal Two and Proposal Three and therefore have the effect of a vote against the proposals.

Broker Non-Votes—Under the New York Stock Exchange—NYSE—listing standards, if your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote these shares on certain “routine” matters, including the election of directors and the ratification of the appointment of the independent registered public accounting firm. However, on non-routine matters, your broker must receive voting instructions from you, as they do not have discretionary voting power for that particular item. So long as the broker has discretion to vote on at least one matter, these “broker non-votes” are counted toward establishing a quorum. When voted on “routine” matters, broker non-votes are counted toward determining the outcome of that “routine” matter.

Q:	What vote is needed?

A:	For Proposal One, the election of directors, the three nominees receiving the highest number of votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors will be elected as directors. As a result, if you withhold your authority to vote for any nominee, your vote will not affect the outcome of the election.

For Proposal Two, the approval of the amendment to the Second Amended Stock Plan, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Two is required in order to approve the amendment to the Second Amended Stock Plan.

For Proposal Three, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Three is required in order to ratify the appointment of PricewaterhouseCoopers LLP.

Q:	What happens if a director receives a plurality, but not a majority, of votes cast at the Annual Meeting?

A:	In an uncontested election, if a nominee for director who is an incumbent director is elected by a plurality of the votes cast but does not receive the vote of at least the majority of the votes cast (i.e., the number of shares voted “for” a director’s election does not exceed 50% of the total number of votes cast with respect to that director’s election, including votes to withhold authority), the director is obligated to offer his or her resignation to the Board. Following submission of the offer of resignation, the Board, after considering relevant factors, including the recommendation of the Nominating and Corporate Governance Committee—the Nominating Committee—will decide whether or not to accept the offer of resignation, and thereafter publicly disclose its decision. If a director’s offer of resignation is not accepted by the Board, the director will continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s offer of resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board pursuant to the provisions of our By-Laws.

Q:	Can I vote on other matters?

A:	You are entitled to vote on any other matters that are properly brought before the Annual Meeting. Our By-Laws limit the business conducted at any annual meeting to (1) business in the notice of the annual meeting, (2) business directed by the Board and (3) business brought by a stockholder of record entitled to vote at the meeting so long as the stockholder has notified our Secretary in writing (at our Palo Alto, California headquarters) not less than 60 days nor more than 90 days before the anniversary of the mailing of the proxy statement for the prior year’s annual meeting, which for this upcoming meeting was no earlier than September 30, 2007 and no later than October 30, 2007. For the 2009 Annual Meeting of Stockholders, notices for additional business must be submitted to our Secretary in writing at our Palo Alto, California headquarters no earlier than September 29, 2008 and no later than October 29, 2008 and must contain the information referenced below.

To have your stockholder proposal be considered for presentation in the proxy statement and proxy card for our 2009 Annual Meeting of Stockholders, rather than just voted upon at the meeting without inclusion in the proxy statement and proxy card, a stockholder must submit to our Secretary (at our Palo Alto, California headquarters) a written proposal no later than August 30, 2008. The notice or proposal must briefly describe the business to be brought and the reasons; give the name, address and number of shares owned by the stockholder of record and any beneficial holder for which the proposal is made; and identify any material interest the stockholder of record or any beneficial owner has in the business.

We do not expect any matters other than those listed in this Proxy Statement to come before the Annual Meeting. If any other matter is presented, your proxy gives the individuals named as proxyholders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934—the Exchange Act—(which includes matters that the proxyholders did not know were to be presented at least 60 days before the anniversary of the mailing of last year’s proxy statement).

Q:	How do I nominate someone to be a director?

A:	A stockholder may nominate one or more persons for election as one of our directors at an annual meeting of stockholders by notifying our Secretary in writing (at our Palo Alto, California headquarters) not less than 60 days nor more than 90 days before the anniversary of the mailing of the proxy statement for the prior year’s annual meeting, which for the 2009 Annual Meeting of Stockholders will be no earlier than September 29, 2008 and no later than October 29, 2008. The notice must include the full name, age, business and residence addresses, principal occupation or employment of the potential candidate, the number of shares of our common stock the nominee beneficially owns, any other information about the nominee that must be disclosed in proxy solicitations under Rule 14(a) of the Exchange Act and the nominee’s written consent to the nomination and to serve, if elected.

Q:	How does the Board select nominees for the Board?

A:	The Nominating Committee will consider potential candidates for directors submitted by stockholders, in addition to those suggested by other Board members and members of our management, and does not evaluate candidates differently based upon the source of the nominee. The Nominating Committee considers and evaluates each properly submitted potential candidate for director in an effort to achieve a balance of knowledge, experience and capability on the Board, as well as to ensure that the composition of the Board at all times adheres to the independence requirements applicable to NYSE listed companies and other regulatory requirements applicable to us. A stockholder may recommend potential candidates for director by notifying our Secretary in writing (at our Palo Alto, California headquarters).

Q:	Are there any minimum qualifications required for a director nominee?

A:	As set forth in its charter and in our Corporate Governance Guidelines, the Nominating Committee’s criteria for selecting director nominees include: knowledge, skills and experience in business, finance, administration and relevant technical disciplines; business management experience; international business experience and experience in industries beyond healthcare; knowledge about our industry and technology or other areas of knowledge useful to our business and product lines; gender and racial diversity; and other attributes that the Nominating determines will contribute to our success and achievement of our business and social goals. The Nominating Committee will also consider the candidate’s ability to serve the long-term interests of our stockholders and availability to devote time to our affairs. Please refer to our Corporate Governance Guidelines for additional details on our policy, process and membership criteria.

Q:	How may I communicate with the Board of Directors?

A:	Stockholders and other interested parties may communicate directly with the Board, the Board’s “lead” non-employee director or another director or group of directors through the Board’s lead director by sending an e-mail to “lead.director@varian.com.” Messages intended for another specific director will be forwarded to that director.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board is divided into three classes serving staggered three-year terms. At the Annual Meeting, you and the other stockholders will elect three individuals to serve as directors for three-year terms that expire at the 2011 Annual Meeting. All of the nominees, Susan L. Bostrom, Steven A. Leibel, M.D. and Richard M. Levy, are now members of the Board.

The individuals named as proxyholders will vote your proxy for the election of the three nominees unless you direct them to withhold your votes. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxyholders may vote for a substitute.

Below are the names and ages of these nominees and the other continuing directors, the years they became directors, their principal occupations or employment for at least the past five years and directorships they hold in other public companies.

Nominees for Election for a Three-Year Term Ending with the 2011 Annual Meeting

• Susan L. Bostrom	Age 47, a director since 2004. Executive Vice President, Chief Marketing Officer, Worldwide Government Affairs of Cisco Systems, Inc. (a networking equipment provider) since January 2006. From February 2000 to January 2006, was Senior Vice President, taking on responsibility for Worldwide Government Affairs in October 2002 and becoming Chief Marketing Officer in January 2006. From 1998 to February 2000, Vice President of the Internet Business Solutions Group at Cisco Systems, Inc.

• Steven A. Leibel, M.D.	Age 61, a director since October 2007. Professor of Radiation Oncology at Stanford University School of Medicine and the Ann and John Doerr Medical Director of the Stanford Cancer Center since July 2004. Since May 2005, also the Associate Director for Clinical Research and Care at the Stanford Cancer Center. From 1998 to June 2004, Chairman of the Memorial Sloan-Kettering Department of Radiation Oncology.

• Richard M. Levy	Age 69, a director since 1999. Our Chairman of the Board since February 2003 and Chief Executive Officer from April 1999 to February 2006. Our President from April 1999 to August 2005. Previously, our Executive Vice President responsible for our medical systems business from 1990 to April 1999. Also a director of Pharmacyclics, Inc. (a pharmaceutical company).

Directors Continuing in Office Until the 2009 Annual Meeting

• Timothy E. Guertin	Age 58, a director since 2005. Our Chief Executive Officer since February 2006 and President since August 2005. Our Chief Operating Officer from October 2004 to February 2006. Our Corporate Executive Vice President from October 2002 to August 2005 and President of our Oncology Systems business unit from 1992 to January 2005. Our Corporate Vice President from 1992 to 2002.

• David W. Martin, Jr., M.D.	Age 66, a director since 1994. Chairman and Chief Executive Officer of AvidBiotics, Inc. (a biotechnology company) since 2004. Previously, Chairman and Chief Executive Officer of GangaGen, Inc. (a biotechnology company) from 2003 to 2004. From 1997 to 2003, President and Chief Executive Officer of Eos Biotechnology, Inc. (a biotechnology company). Also a director of Cubist Pharmaceuticals, Inc. (a biopharmaceutical company).

• Ruediger Naumann-Etienne	Age 61, a director since 2003. Owner and Managing Director of Intertec Group (an investment company specializing in the medical technology field) since 1989. Also, Chairman of the Board of Directors of Cardiac Science Corporation (a provider of cardiology products) since 2006, having previously been Vice-Chairman from 2005 to 2006 and Chairman of Quinton Cardiology Systems, one of its predecessor companies, from 2000 to 2005. From 1993 to 1999, Chairman of the Board of Directors of OEC Medical Systems (a provider of interoperative imaging solutions, acquired by General Electric Company). Also a director of BioRad Laboratories, Inc. (a provider of research and clinical diagnostic products).

Directors Continuing in Office Until the 2010 Annual Meeting

• John Seely Brown	Age 67, a director since 1998. Retired; former Vice President of Xerox Corporation (a document technology company) from 1986 to 2002 and Chief Scientist from 1992 to 2002. Director of the Xerox Palo Alto Research Center from 1990 to 2000. Also a director of Corning Incorporated (a diversified technology company) and Amazon.com, Inc. (an on-line retailer).

• R. Andrew Eckert	Age 46, a director since 2004. Chief Executive Officer and President of Eclipsys Corporation (a healthcare information management software provider) since October 2005. From 2004 to 2005, Chief Executive Officer of SumTotal Systems, Inc. (an enterprise software provider). From 2002 to 2004, Chief Executive Officer of Docent Inc. (an enterprise software provider). Previously, Chairman and Chief Executive Officer of ADAC Laboratories (a medical imaging company) from 1997 to 2000.

• Mark R. Laret	Age 53, a director since February 2007. Chief Executive Officer of University of California, San Francisco Medical Center since April 2000. Chief Executive Officer of University of California, Irvine Medical Center from 1995 to March 2000.

• Kent J. Thiry	Age 51, a director since 2005. Chairman and Chief Executive Officer of DaVita Inc. (a provider of dialysis services) since October 1999. From June 1997 until October 1999, Chairman and Chief Executive Officer of Vivra Holdings, Inc. (a company formed to operate the non-dialysis business of Vivra, Incorporated).

Corporate Governance; the Board and Committees of the Board; and Board and Committee Meetings

We are committed to strong corporate governance, and have adopted policies and practices that comply with or exceed the NYSE listing requirements and the Exchange Act. These policies and practices include:

•	The Board has adopted clear corporate governance policies articulated in our Corporate Governance Guidelines, which includes basic director duties and responsibilities.

•	A majority of the Board members are independent of the Company and our management.

•	All members of our key Board committees—the Audit Committee, the Compensation and Management Development Committee and the Nominating Committee—are independent.

•

The Board has appointed a “lead” non-employee director who presides at all meetings of non-management or independent directors. Dr. Martin has served in this capacity of lead director since August 2004.

•

The Board has adopted a policy under which an incumbent director in an uncontested election who is elected by a plurality but does not receive the majority of the votes cast is obligated to offer his or her resignation to the Board.

•	The Board has also adopted a Code of Business Ethics applicable to all of our employees, including the executive officers, and to our directors.

•

We have hotlines for employees to report concerns regarding ethics and financial matters, including accounting, internal controls and audit concerns, and the Audit Committee has established procedures for anonymous submission of these matters.

•	The Board conducts an annual self-assessment on its effectiveness and the effectiveness of each of its committees.

•	Directors are expected to attend all stockholder meetings, and all directors attended our 2007 Annual Meeting of Stockholders.

•

The Board has adopted a guideline for director retirement that provides that no director may serve on the Company’s Board for more than four consecutive three-year terms or 12 years, whichever is shorter. This limitation may be extended for one term upon approval by the Board. The Board may nominate for election to the Board a person who previously served on the Board, provided that the individual has not served as a director in the two years prior to his or her nomination for election.

•

Our Corporate Governance Guidelines state that the Nominating Committee should consider recommending a new member to each committee every three years, and recommend a director as Chairman of a committee for no more than five consecutive years.

•

The Board encourages director continuing education through a mix of in-house and third-party presentations and programs, including programs that are certified by Institutional Shareholder Services. The Nominating Committee is charged with tracking director continuing education. We pay or reimburse directors for expenses associated with attending these continuing education events. Each of our directors, other than Mr. Leibel, who was recently appointed to the Board, attended a minimum of four hours of continuing director education in fiscal year 2007.

•

The annual cycle of agenda items for Board meetings reflects Board requests and changing business and legal issues. The Board receives regularly scheduled presentations from our finance department and major business units and operations. The Board’s annual agenda includes, among other items, our long-term strategic plans, periodic reports on progress against long-term strategic plans, emerging and disruptive technologies, potential acquisition or investment targets, capital projects and evaluation of the Chief Executive Officer and management succession.

•

Notwithstanding the authority granted to the Stock Grant Committee discussed below, the Board expects that substantially all, if not all, of the future equity awards granted to our executive officers and other employees will be made by the Compensation and Management Committee at regularly scheduled meetings.

The Board has determined that Ms. Bostrom, Mr. Brown, Mr. Eckert, Mr. Laret, Dr. Leibel, Dr. Martin, Mr. Naumann-Etienne and Mr. Thiry are “independent” for purposes of the NYSE listing requirements and under our Corporate Governance Guidelines. Mr. Levy, our Chairman of the Board, and Mr. Guertin, our President and Chief Executive Officer, are employees and therefore not “independent.” The Board considered transactions and relationships, both direct and indirect, between each director and nominee (and his or her immediate family) and the Company and its subsidiaries and affirmatively determined that none of Ms. Bostrom, Mr. Brown, Mr. Eckert, Mr. Laret, Dr. Leibel, Dr. Martin, Mr. Naumann-Etienne and Mr. Thiry has any material relationship, either direct or indirect, with us other than as a director and/or stockholder, and that Mr. Levy and Mr. Guertin have no such relationship other than as an employee of the Company.

Mr. Laret is employed as Chief Executive Officer of UCSF Medical Center. We have in the past sold our products and services to UCSF Medical Center in the ordinary course of business. However, in fiscal years 2007,

2006 and 2005, no payments were exchanged between us and UCSF Medical Center. The Board therefore determined that Mr. Laret did not have any relationship that was inconsistent with a determination that he was independent, and was therefore “independent” for purposes of the NYSE listing requirements and under our Corporate Governance Guidelines.

Dr. Leibel is employed in various capacities at Stanford University School of Medicine and Stanford Cancer Center, which is associated with Stanford University and Hospital. We sell our products and services to Stanford Hospital in the ordinary course of business. In fiscal years 2007, 2006 and 2005, Stanford Hospital paid us approximately $4.2 million, $350,000 and $1.3 million, respectively, for products and services. In addition, in fiscal years 2007, 2006 and 2005, we paid to Stanford Hospital in connection with a research agreement, approximately $107,000, $152,000 and $208,000, respectively. Stanford University (consolidated with Stanford Hospital) had revenues of approximately $4.5 billion in 2006 and $4.1 billion in 2005. Its revenues for 2007 have not yet been published. Based on its understanding of these transactions and Dr. Leibel’s role at Stanford, the Board determined that Dr. Leibel did not have a direct or indirect material interest in any of these transactions or otherwise have any relationship that was inconsistent with a determination that he was independent, and was therefore “independent” for purposes of the NYSE listing requirements and under our Corporate Governance Guidelines.

Additionally, Ms. Bostrom and Mr. Levy, as well as Mr. Thiry’s wife, each serve as an outside director or on the scientific advisory committee of organizations that are customers of ours. The Board has determined that these relationships are immaterial and are not inconsistent with a determination that the director is “independent” for purposes of the NYSE listing requirements and under our Corporate Governance Guidelines. The Board also determined that Dr. Allen S. Lichter, who served on the Board until October 1, 2007, was “independent” under the NYSE listing requirements and under our Corporate Governance Guidelines.

The Board met five times in fiscal year 2007. Each of these Board meetings included executive sessions of the independent directors (who are also non-management directors). We have five standing committees of the Board: the Audit Committee, the Compensation and Management Development Committee, the Nominating Committee, the Executive Committee and the Stock Grant Committee. Each director attended at least 75% of the total Board and applicable committee meetings that were held while he or she was a director in fiscal year 2007.

Each of our standing committees, except for the Stock Grant Committee, has a written charter approved by the Board that clearly establishes the committee’s roles and responsibilities. A copy of the charters for the Audit Committee, the Compensation and Management Development Committee and the Nominating Committee, as well as our Corporate Governance Guidelines and Code of Business Ethics, can be found through the “Corporate Governance” link on the Investor Relations page under “About Varian” on our website at www.varian.com and are available in printed hardcopy format upon written request to our Secretary at our Palo Alto, California headquarters. Please note that information on, or that can be accessed through, our website, other than our proxy statement, form of proxy and annual report on Form 10-K, is not part of the proxy soliciting materials, is not deemed “filed” with the Securities and Exchange Commission—the SEC—and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act.

Audit Committee

The Audit Committee performs the following principal functions:

•	Oversees our accounting and financial reporting process and audits of financial statements.

•

Assists the Board in oversight and monitoring of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence and (iv) the performance of our internal audit function and of the independent registered public accounting firm.

•	Reports to the Board the results of its monitoring and recommendations.

•	Provides to the Board any additional information and materials as the committee may determine is necessary to make the Board aware of significant financial matters requiring the Board’s attention.

The members of the Audit Committee are Mr. Naumann-Etienne (Chairman), Mr. Eckert, Mr. Laret and Mr. Thiry. Dr. Martin served on the Audit Committee through February 16, 2007. The Audit Committee met 11 times in fiscal year 2007. Each member of the Audit Committee meets the additional requirements regarding independence for Audit Committee members under the NYSE listing requirements. The Board has determined that Mr. Naumann-Etienne is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act based upon his experience as the chief financial officer and principal accounting officer of Diasonics, Inc. between 1984 and 1987 and as group controller for Texas Instruments between 1982 and 1984, and his formal education represented by his doctorate degree in international finance from the University of Michigan. The Board has also determined that Mr. Eckert, Mr. Laret and Mr. Thiry are financially literate based upon each of their experiences as chief executive officer of their respective organizations and their familiarity with financial statements.

Compensation and Management Development Committee

The Compensation and Management Development Committee—the Compensation Committee—performs the following principal functions:

•	Discharges the Board’s responsibilities relating to compensation of our executive officers.

•	Evaluates our compensation plans, policies and programs for executive officers and recommends the establishment of policies dealing with various compensation and employee benefit plans.

•	Administers our stock and cash incentive plans.

•	Provides advice on management development matters that have major implications for the growth, development and depth of our management team, including reviewing succession plans.

The members of the Compensation Committee are Mr. Eckert (Chairman), Ms. Bostrom and Dr. Martin. Dr. Hellman served on the Compensation Committee until his retirement from the Board on February 15, 2007. The Compensation Committee met seven times in fiscal year 2007. In addition to being independent, each member of the Compensation Committee is and was a “non-employee director” for purposes of the Exchange Act and is and was an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended—the Internal Revenue Code.

Nominating and Corporate Governance Committee

The Nominating Committee performs the following principal functions:

•	Develops and recommends to the Board corporate governance principles.

•	Identifies and recommends to the Board potential nominees to the Board, including stockholder suggestions.

•	Recommends to the Board the director nominees for committee assignments.

•	Oversees the annual evaluation of the Board’s performance.

The members of the Nominating Committee are Mr. Thiry (Chairman), Mr. Brown, Mr. Laret and Dr. Leibel. Dr. Martin served on the Nominating Committee through February 16, 2007, and Dr. Lichter served on the Nominating Committee until his retirement from the Board on October 1, 2007. The Nominating Committee met five times in fiscal year 2007.

Executive Committee

The Executive Committee performs the following principal functions:

•	Acts on matters when a meeting of the full Board is impracticable.

•	Has all the powers of the Board except those powers reserved by law to the full Board.

The members of the Executive Committee are Mr. Levy (Chairman), Mr. Naumann-Etienne and Dr. Martin. The Executive Committee did not meet or act by written consent in fiscal year 2007.

Stock Grant Committee

The Stock Grant Committee may perform the following principal functions:

•	Grant to our non-officers and administer stock options, restricted stock and other awards, subject to certain limitations.

The members of the Stock Grant Committee are Mr. Levy (Chairman) and Mr. Naumann-Etienne. The Stock Grant Committee did not meet or act by written consent in fiscal year 2007.

Director Stock Ownership Guidelines

To align the Board’s interests with the interests of our stockholders, the Board has adopted stock ownership guidelines for its members. The guidelines state that each director should own shares of common stock (including Deferred Stock Units) with a value at least equal to five times his or her applicable annual retainer fee, which shall be achieved by February 2009 or within five years after a director’s first appointment or election to the Board, whichever is later. For purposes of the guidelines, a director’s holdings of phantom shares of our common stock through the Deferred Compensation Plan is also included as ownership. At the end of fiscal year 2007, all directors met the guidelines or were within the allowed time frame for meeting the guidelines.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE ABOVE NOMINEES.

PROPOSAL TWO

APPROVAL OF AN AMENDMENT TO THE VARIAN MEDICAL SYSTEMS, INC.

SECOND AMENDED AND RESTATED 2005 OMNIBUS STOCK PLAN

We are asking you and the other stockholders to approve an amendment to the Varian Medical Systems, Inc. Second Amended and Restated 2005 Omnibus Stock Plan—the Second Amended Stock Plan. The Second Amended Stock Plan was approved by the Board at its November 17, 2006 meeting and became effective upon the approval by stockholders at the Annual Meeting of Stockholders held on February 15, 2007.

The Board reviewed the Second Amended Stock Plan and determined that, subject to stockholder approval, the maximum number of shares of our common stock available for issuance under the Second Amended Stock Plan should be increased by 2,600,000 shares. The amendment to the Second Amended Stock Plan to be approved by you and the other stockholders effects this increase. The amendment to the Second Amended Stock Plan was approved by the Board at its November 16, 2007 meeting, and will be effective upon an affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting. If the amendment to the Second Amended Stock Plan is not approved, the Second Amended Stock Plan will continue with the current share limitation.

The closing price of our common stock on December 17, 2007 was $51.90.

Description of the Second Amended Stock Plan

The following paragraphs provide a summary of the principal features of the Second Amended Stock Plan, as amended and approved by the Board, and its operation. The Second Amended Stock Plan, and the amendment increasing the number of shares available for grant, are set forth in their entirety as Appendix A to this Proxy Statement, and the following summary is qualified in its entirety by reference to Appendix A.

Purpose

The Second Amended Stock Plan is intended to promote our success by providing a vehicle under which a variety of stock-based incentive and other awards can be granted to employees, consultants and non-employee directors in consideration for the services that they provide to us.

General

The Second Amended Stock Plan provides for the granting of stock options, Stock Appreciation Rights—SARs—Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares and Deferred Stock Units—collectively, Awards—to eligible Second Amended Stock Plan participants. If this proposal is adopted, the number of shares of our common stock reserved for Awards under the Second Amended Stock Plan will increase from a maximum of 6,650,000 shares to a maximum of 9,250,000 shares—an increase of 2,600,000 shares. The Second Amended Stock Plan further provides that this maximum number of shares may be increased by (i) such number of shares as may be granted in substitution of other options in connection with a transaction described in Section 424(a) of the Internal Revenue Code (e.g., the acquisition of property or stock from an unrelated corporation), (ii) such number of shares authorized for issuance, but not issued, under the plans replaced by the 2005 Omnibus Stock Plan (namely, the Varian Medical Systems, Inc. Omnibus Stock Plan and the Varian Medical Systems, Inc. 2000 Stock Plan)—the Prior Plans—(as of February 17, 2005, 3,145,673 shares) and (iii) such number of shares subject to any Awards granted under the Prior Plans that terminate, expire or lapse for any reason (210,357 shares from February 17, 2005 to September 28, 2007).

For purposes of determining the number of shares available for grant under the Second Amended Stock Plan against the maximum number authorized above, Awards of stock options and SARs will count as one share for every one share issued, and any shares issued under Awards other than stock options or SARs, including

Deferred Stock Units, will count as two and one-half shares for every one share issued. As of September 28, 2007, the number of shares available for grant under the Second Amended Stock Plan was 3,303,818 shares.

The Second Amended Stock Plan expressly prohibits the re-pricing of stock options and SARs (except for proportional adjustments associated with stock dividends, mergers, consolidations, split-ups, share combinations or other change in our corporate structure affecting the shares of common stock). Furthermore, the Second Amended Stock Plan does not permit the granting of discounted stock options or SARs, or the “re-loading” of stock options, which is the automatic grant of a new stock option upon exercise of an existing stock option. In addition, the Second Amended Stock Plan does not contain an evergreen provision, pursuant to which the share pool would be automatically increased each year based on a specified formula.

Administration of the Second Amended Stock Plan

The Compensation Committee administers the Second Amended Stock Plan. The members of the Compensation Committee must qualify as “non-employee directors” under Rule 16b-3 under the Exchange Act, as “independent directors” under Section 303A.02 of the NYSE listing requirements and as “outside directors” under Section 162(m) of the Internal Revenue Code (for purposes of qualifying the Second Amended Stock Plan as performance-based compensation under Section 162(m)).

Subject to the terms of the Second Amended Stock Plan and except as described below with respect to stock options and Deferred Stock Units granted to non-employee directors, the Compensation Committee has the sole discretion to determine the employees and consultants who shall be granted Awards, the size and types of these Awards, and the terms and conditions of these Awards. The Compensation Committee may delegate to one or more officers or directors appointed by the Compensation Committee its authority to grant and administer Awards, but only the Compensation Committee can make Awards to employees who are subject to Section 16 of the Exchange Act.

Eligibility to Receive Awards

Employees and consultants of the Company and its affiliates are eligible to be selected to receive one or more Awards. We cannot determine the actual number of individuals who will receive Awards under the Second Amended Stock Plan because eligibility for participation in the Second Amended Stock Plan is in the discretion of the Compensation Committee. The Second Amended Stock Plan also provides for the grant of non-qualified stock options and Deferred Stock Units to our non-employee directors. The Board will determine and administer options and Deferred Stock Units granted to non-employee directors.

Stock Options

The Compensation Committee may grant non-qualified stock options, incentive stock options (which are entitled to favorable tax treatment), or a combination thereof. Incentive stock options may only be granted to employees of the Company or its subsidiaries. The Compensation Committee will determine the number of shares covered by each option, but during any fiscal year, no participant may be granted options for more than 4,000,000 shares.

The Compensation Committee sets the exercise price for each stock option to purchase shares of our common stock, which cannot be less than 100% of the fair market value (i.e., the closing price) of the underlying shares of our common stock on the date of grant. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value on the date of grant if the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries. Nevertheless, substitute options may be granted at less than fair market value to employees or consultants who receive options in connection with a corporate reorganization. Also, the aggregate fair market value of the shares (determined on the date of grant) covered by incentive stock options that first become exercisable by any participant during any calendar year may not exceed $100,000.

The exercise price of each option must be paid in full at the time of exercise. The Compensation Committee also may permit payment through the tender of shares of our common stock that are already owned by the participant, or by any other means that the Compensation Committee determines to be consistent with the Second Amended Stock Plan’s purpose. Any taxes required to be withheld must be paid by the participant at the time of exercise.

Options become exercisable at the times and on the terms established by the Compensation Committee. Options expire at the times established by the Compensation Committee, which generally will not be more than seven years after the date of grant. The Compensation Committee may extend the maximum term of any option granted under the Second Amended Stock Plan, subject to the preceding limits.

Non-Employee Director Options

Under the Second Amended Stock Plan, the Board will determine the number of shares subject to stock options to be issued to each non-employee director. Non-employee director options may only be non-qualified options. The exercise price of each non-employee director option will be 100% of the fair market value (i.e., the closing price) of the underlying shares of our common stock on the date of grant. Nevertheless, substitute options may be granted at less than fair market value to non-employee directors who receive options in connection with a corporate reorganization. Each option will become exercisable on the date of grant. All options granted to non-employee directors generally will have a term of seven years from the date of grant. If a director terminates service on the Board (including a voluntary resignation) prior to an option’s normal expiration date, the period of exercisability of the option may be shorter, depending upon the reason for the termination.

In addition, non-employee directors may elect to receive options for shares of our common stock in lieu of cash compensation. Directors may convert their cash compensation into options to purchase shares of our common stock at a rate of $1 cash to $4 of stock options, at an exercise price equal to the fair market value of our common stock on the date of grant (i.e., the date that the foregone cash compensation otherwise would have been paid). Effective February 15, 2008, non-employee directors may no longer elect to receive options for shares of our common stock in lieu of cash compensation, but may elect to receive such compensation as full-value shares of our common stock, at a value equal to the fair market value of our common stock on the date that the foregone cash compensation otherwise would have been paid.

Non-Employee Director Deferred Stock Units

Under the Second Amended Stock Plan, the Board will determine the number of Deferred Stock Units to be granted to each non-employee director. Deferred Stock Units will vest over a period of not less than one year from the date of grant, unless otherwise provided in the grant agreement as determined by the Board, and vesting may be pro rata during the vesting period. Unless otherwise provided in the grant agreement as determined by the Board, payment of Deferred Stock Units will be made in shares of our common stock, with one share of our common stock being issued for each Deferred Stock Unit. Payment may be made in a lump sum, in installments and may be made on a deferred basis. Under the form of grant agreement approved by the Board, no shares will be distributed to the non-employee director until the earlier of three years after the date of grant or upon departure from the Board (e.g., upon retirement or resignation).

Stock Appreciation Rights

The Compensation Committee will determine the terms and conditions of each SAR. SARs may be granted in conjunction with an option, or may be granted on an independent basis. The Compensation Committee will determine the number of shares covered by each SAR, but during any fiscal year no participant may be granted SARs for more than 2,000,000 shares. Upon exercise of a SAR, the participant will receive payment from us in an amount determined by multiplying: (i) the difference between the fair market value of a share on the date of exercise over the grant price (fair market value of a share on the date of grant), times (ii) the number of shares with respect to which the SAR is exercised. SARs may be paid in cash or shares of our common stock, as determined by the Compensation Committee. SARs are exercisable at the times and on the terms established by the Compensation Committee.

Restricted Stock and Restricted Stock Units

Restricted Stock Awards and Restricted Stock Unit Awards are shares of our common stock that vest in accordance with terms and conditions established by the Compensation Committee. The Compensation Committee will determine the number of shares subject to a Restricted Stock or Restricted Stock Unit Award, but during any fiscal year no participant may be granted more than 400,000 shares.

In determining whether an Award of Restricted Stock or Restricted Stock Units should be made, and/or the vesting schedule for an Award, the Compensation Committee may impose whatever conditions to vesting as it determines to be appropriate. For example, the Compensation Committee may determine to grant an Award of Restricted Stock or Restricted Stock Units only if performance goals established by the Compensation Committee are satisfied. Any performance goals may be applied on a Company-wide or an individual business unit basis, as determined by the Compensation Committee. Please refer to the discussion below under “—Performance Goals” for more information.

Performance Units and Performance Shares

Performance Units and Performance Shares are Awards that will result in a payment to a participant only if performance goals that the Compensation Committee establishes are satisfied. The initial value of each Performance Unit and each Performance Share shall not exceed the fair market value (on the date of grant) of a share of our common stock. The Compensation Committee will determine the applicable performance goals, which may be applied on a Company-wide or an individual business unit basis, as deemed appropriate in light of the participant’s specific responsibilities. Please refer to the discussion below under “—Performance Goals” for more information.

In addition to the performance requirements discussed above, Performance Units and Performance Shares are subject to additional limits set forth in the Second Amended Stock Plan. During any fiscal year, no participant shall receive more than 400,000 Performance Units or Performance Shares.

Performance Goals

The Compensation Committee in its discretion may make performance goals applicable to a participant with respect to an Award. Currently, at the Compensation Committee’s discretion, one or more of the following performance goals may apply: EBIT, EBITDA, earnings per share, net income, operating cash flow, return on assets, return on equity, return on sales, revenue, stockholder return, orders or net orders, expenses, cost of goods sold, profit/loss or profit margin, working capital, operating income, cash flow, market share, return on equity, economic value add, stock price of our stock, price/earnings ratio, debt or debt-to-equity ratio, accounts receivable, cash, write-offs, assets, liquidity, operations, intellectual property (e.g., patents), product development, regulatory activities, manufacturing, production or inventory, mergers, acquisitions or divestitures, financings, days sales outstanding, backlog, deferred revenue and employee headcount.

Under the Second Amended Stock Plan, certain performance goals are specifically defined. EBIT means the Company’s or a business unit’s income before reductions for interest and taxes. EBITDA means the Company’s or a business unit’s income before reductions for interest, taxes, depreciation and amortization. Earnings per share means the Company’s or a business unit’s net income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding. Net income means the Company’s or a business unit’s income after taxes. Operating cash flow means the Company’s or a business unit’s sum of net income plus depreciation and amortization less capital expenditures plus certain specified changes in working capital. Return on assets means the percentage equal to the Company’s or a business unit’s EBIT (before incentive compensation), divided by the Company’s or a business unit’s, as applicable, average net assets. Return on equity means the percentage equal to the Company’s net income, divided by average stockholders’ equity. Return on sales means the percentage equal to the Company’s or a business unit’s EBIT (before incentive compensation), divided by the Company’s or the business unit’s, as applicable, revenue. Revenue means the Company’s or a business unit’s sales. Net orders means the Company’s or a business unit’s net orders calculated for and reported in the Company’s quarterly financial earnings. Stockholder return means the total return (change in share price plus reinvestment of any dividends) of a share.

Nontransferability of Awards

In general, Awards granted under the Second Amended Stock Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and during his or her lifetime any Awards may be exercised only by the recipient. Notwithstanding the above, the Compensation Committee (or the Board, in the case of Awards granted to non-employee directors) may, in its discretion, permit Awards to be transferred to an individual or entity other than the Company subject to any restrictions as the Compensation Committee or the Board may impose.

Dividend Equivalents

Recipients of Awards may, if the Compensation Committee (or by the Board in case of Awards to non-employee directors) so determines, be entitled to receive cash or stock dividends, or cash payments in amounts equivalent to cash or stock dividends declared with respect to shares of our common stock, and the Compensation Committee or the Board may provide that these amounts shall be deemed to have been reinvested in additional shares of common stock or otherwise reinvested.

Tax Aspects

A recipient of a stock option or SAR will not have taxable income upon the grant of the option or SAR. For stock options and SARs other than incentive stock options, the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price (the “appreciation value”) on the date of exercise. In the United States, any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

Purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition will either be long-term capital gain or loss or ordinary income depending upon whether the participant holds the shares transferred upon the exercise for a specified period. Any ordinary income recognized will be in the amount, if any, by which the lesser of the fair market value of the shares on the date of exercise or the amount realized from the sale exceeds the option price.

Unless the participant elects to be taxed at the time of receipt of an Award of Restricted Stock, the participant will not have taxable income upon receipt, but upon vesting. The participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting. A recipient of Restricted Stock Units, Performance Units, Performance Shares or Deferred Stock Units will not have taxable income upon receipt of the Award; instead the participant will be taxed upon payment of the Award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Section 409A of the Internal Revenue Code imposes certain restrictions on deferred compensation arrangements. Awards that are treated as deferred compensation under Section 409A of the Internal Revenue Code are intended to meet the requirements of this section of the Internal Revenue Code.

At the discretion of the Compensation Committee, the Second Amended Stock Plan allows a participant to satisfy tax withholding requirements under U.S. federal and state tax laws or applicable foreign tax laws in connection with the exercise or receipt of an Award by electing to have shares of common stock withheld, or by delivering to us already-owned shares, having a value equal to the amount required to be withheld. However, if shares of our common stock are withheld to satisfy a participant’s tax withholding obligations with respect to an Award, then the withheld shares will not become available again for issuance.

We will be entitled to a tax deduction in connection with an Award under the Second Amended Stock Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes the income. In addition, Section 162(m) of the Internal Revenue Code contains special rules regarding the federal income tax deductibility of compensation paid to our Chief Executive Officer and to each of the next four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if we comply with conditions imposed by Section 162(m), including the establishment of a maximum number of shares with respect to which Awards may be granted to any one employee during one year, and for Awards other than options and SARs, the Compensation Committee sets performance goals which must be achieved prior to payment of the Awards. We designed the Second Amended Stock Plan to permit the Compensation Committee to grant Awards that satisfy the requirements of Section 162(m), thereby allowing us to continue to receive a federal income tax deduction in connection with these Awards.

Awards Under the Second Amended Stock Plan

Awards under the Second Amended Stock Plan will be made at the discretion of the Compensation Committee, except for Awards to non-employee directors, which will be made by the Board. The Compensation Committee has not made any decisions on the amount and type of Awards that are to be made under the Second Amended Stock Plan to our employees in future years. The following table sets forth information concerning stock-related Awards made during fiscal year 2007 under the Second Amended Stock Plan to our named executive officers, executive officers as a group, non-executive directors as a group, and non-executive officer employees as a group. Please refer to “Compensation of the Named Executive Officers and Directors—Grants of Plan-Based Awards” for further information on these grants. This information may not be indicative of Awards that will be made under the Second Amended Stock Plan in future years.

Name and Position	Number of Options Granted in Fiscal Year 2007	Number of Stock Awards Granted in Fiscal Year 2007	Dollar Value of Stock Awards($)
Timothy E. Guertin	300,000	—	—
President and Chief Executive Officer

Elisha W. Finney	100,000	22,000	$923,560
Corporate Senior Vice President, Finance and Chief Financial Officer

Dow R. Wilson	125,000	—	—
Corporate Executive Vice President and President, Oncology Systems

Robert H. Kluge	80,000	9,000	$377,820
Corporate Vice President and President, X-Ray Products

John W. Kuo	45,000	17,000	$757,060
Corporate Vice President, General Counsel and Secretary

Executive Officers as a Group	680,000	60,000	$2,592,580

Non-Executive Directors as a Group	76,826	18,000	$895,320

Non-Executive Officer Employees as a Group	1,867,375	209,805	$9,229,921

Amendment and Termination of the Second Amended Stock Plan

The Board generally may amend or terminate the Second Amended Stock Plan at any time and for any reason; provided, however, that any amendment shall be subject to the approval of the stockholders to the extent required by applicable law or regulation.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE VARIAN MEDICAL SYSTEMS, INC. SECOND AMENDED AND RESTATED 2005 OMNIBUS STOCK PLAN.

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP—PwC—as our independent registered public accounting firm to perform the audit of our financial statements for fiscal year 2008, and we are asking you and other stockholders to ratify this appointment. Since 1962, PwC or its predecessors has been our independent accounting firm, first as Lybrand, Ross Bros. & Montgomery from 1962 until 1972, then as Coopers & Lybrand from 1972 to 1997, and subsequently as PwC from 1998 to the present.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Additionally, the Audit Committee also noted that our PwC engagement audit partner is subject to regular rotation and the most recent rotation occurred in fiscal year 2008. As a matter of good corporate governance, the Board, upon recommendation of the Audit Committee, has determined to submit to stockholders for ratification the appointment of PwC. In the event that a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Three do not ratify this appointment of PwC, the Audit Committee will review its future appointment of PwC.

We expect that a representative of PwC will be present at the Annual Meeting, have an opportunity to make a statement if he or she desires and be available to respond to appropriate questions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally requested annually and any pre-approval is detailed as to the particular service, which must be classified in one of the four categories of services. The Audit Committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC.

Principal Accountant Fees and Services

The following is a summary of the fees billed or to be billed to us by PwC for professional services rendered for the fiscal years ended September 28, 2007 and September 29, 2006:

Fee Category	Fiscal Year 2007	Fiscal Year 2006
Audit Fees	$2,912,256	$2,910,918
Audit-Related Fees	305,969	180,300
Tax Fees	790,810	547,739
All Other Fees	28,050	24,614

Total Fees	$4,037,085	$3,663,571

Audit Fees.    Consist of fees billed for professional services rendered for the annual audit of our consolidated financial statements (as well as the related attestation report on management’s assessment of internal control over financial reporting) and review of the interim consolidated financial statements included in Form 10-Q Quarterly Reports and services that PwC normally provides in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include consultations concerning financial accounting and reporting standards and accounting consultations in connection with acquisitions.

Tax Fees.    Consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, tax planning, consulting and assistance on business restructuring and tax advice on mergers and acquisitions. Tax compliance fees were approximately $373,000 and $249,000 in fiscal years 2007 and 2006, respectively. All other tax fees were approximately $418,000 and $299,000 in fiscal years 2007 and 2006, respectively.

All Other Fees.    Consist of fees for products and services other than the services reported above. All Other Fees for fiscal year 2007 and 2006 were related to the application of financial accounting and reporting standards to specific operational matters.

The Audit Committee determined that PwC’s provision of these services, and the fees that we paid for these services, are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee pre-approved all services that PwC provided in fiscal years 2007 and 2006 in accordance with the pre-approval policy discussed above.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board—the Audit Committee—consists of the four directors whose names appear below. Each member of the Audit Committee meets the definition of “independent director” and otherwise qualifies to be a member of the Audit Committee under the New York Stock Exchange listing requirements.

The Audit Committee’s general role is to assist the Board in monitoring the Company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter. The Audit Committee reviews its charter at least annually, and did so in the August 2007 Audit Committee meeting.

As required by the charter, the Audit Committee reviewed the Company’s financial statements for the fiscal year 2007 and met with management, as well as with representatives of PricewaterhouseCoopers, LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with members of PricewaterhouseCoopers, LLP the matters required to be discussed by the Statement on Auditing Standards 61, Communication with Audit Committees.

In addition, the Audit Committee received the written disclosures and letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with members of PricewaterhouseCoopers, LLP their independence from management and the Company.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company’s audited financial statements for the fiscal year 2007 be included in the Company’s Annual Report on Form 10-K for the year ended September 28, 2007.

Furthermore, in connection with the standards for independence promulgated by the Securities and Exchange Commission, the Audit Committee reviewed the services provided by PricewaterhouseCoopers, LLP, the fees the Company paid for these services, and whether the provision of the services is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee deemed that the provision of the services is compatible with maintaining that independence.

The Audit Committee has selected PricewaterhouseCoopers, LLP to be the Company’s independent registered public accounting firm for the fiscal year 2008. In doing so, the Audit Committee considered the results from its review of PricewaterhouseCoopers, LLP’s independence, including (a) all relationships between PricewaterhouseCoopers, LLP and the Company and any disclosed relationships or services that may impact their objectivity and independence, (b) their performance and qualification as an independent registered public accounting firm and (c) the fact that the PricewaterhouseCoopers, LLP engagement audit partner is rotated on a regular basis as required by applicable laws and regulations. As a matter of good corporate governance, the Audit Committee has determined to submit its appointment of PricewaterhouseCoopers, LLP to the stockholders for ratification. In the event that a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter do not ratify this appointment, the Audit Committee will review its future appointment of PricewaterhouseCoopers, LLP.

Ruediger Naumann-Etienne (Chairman)

R. Andrew Eckert

Mark R. Laret

Kent J. Thiry

STOCK OWNERSHIP

Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

This table shows as of December 1, 2007: (1) the beneficial owners of more than five percent of our common stock and the number of shares they beneficially owned based on information provided in their most recent filings with the SEC; and (2) the number of shares each director, each nominee for director, each executive officer named in the Summary Compensation Table and all directors, nominees for director and executive officers as a group beneficially owned, as reported by each person. Except as otherwise indicated, the address of each is 3100 Hansen Way, Palo Alto, California 94304. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted, each person has sole voting and investment power over the shares shown in this table. For each individual and group included in the table below, the percentage ownership is calculated by dividing the number of shares beneficially owned by the person or group by the sum of the 125,027,294 shares of common stock outstanding on December 1, 2007 plus the number of shares of common stock that the person or group had the right to acquire on or within 60 days after December 1, 2007.

	Amount and Nature of Common Stock Beneficially Owned
	Number of Shares Beneficially Owned(1)	Percent of Class
Stockholders
Sands Capital Management, LLC(2)	11,014,996	8.81%
1100 Wilson Boulevard, Suite 3050
Arlington, Virginia 22209
The TCW Group, Inc.(3)	10,433,265	8.34%
865 South Figueroa Street
Los Angeles, California 90017

Directors, Nominees for Director and Named Executive Officers
Susan L. Bostrom(4)	60,250	*
John Seely Brown(5)	98,592	*
R. Andrew Eckert(6)	22,500	*
Mark R. Laret(7)	19,000	*
Richard M. Levy(8)	2,284,907	1.80%
Steven A. Leibel, M.D.(9)	16,115	*
David W. Martin, Jr., M.D.(10)	184,270	*
Ruediger Naumann-Etienne(11)	65,500	*
Kent J. Thiry(12)	49,500	*
Timothy E. Guertin(13)	1,072,690	*
Elisha W. Finney(14)	541,309	*
Robert H. Kluge(15)	685,772	*
John W. Kuo(16)	130,179	*
Dow R. Wilson(17)	218,768	*
All directors, nominees for director and executive officers as a group (15 persons)(18)	5,511,794	4.24%

*	The percentage of shares of common stock beneficially owned does not exceed one percent of the shares of common stock outstanding at December 1, 2007.

(1)	Includes shares the directors and officers could acquire under exercisable stock options or stock options vesting within 60 days of December 1, 2007.

(2)	Based on a Schedule 13G dated February 14, 2007, Sands Capital Management, LLC has sole power to vote 6,709,031 of these shares and sole power to dispose of all of these shares.

(3)	Based on a Schedule 13G dated February 12, 2007, The TCW Group, Inc. has shared power to vote 8,994,315 of these shares and shared power to dispose of 10,433,265 of these shares.

(4)	Amount shown includes 56,000 shares that may be acquired under exercisable stock options. Also includes 3,500 Deferred Stock Units that have vested but that are subject to deferred distribution.

(5)	Amount shown includes 92,092 shares that may be acquired under exercisable stock options. Also includes 3,500 Deferred Stock Units that have vested but that are subject to deferred distribution.

(6)	Amount shown includes 16,000 shares that may be acquired under exercisable stock options. Also includes 3,500 Deferred Stock Units that have vested but that are subject to deferred distribution.

(7)	Amount shown includes 16,000 shares that may be acquired under exercisable stock options. Also includes 3,000 Deferred Stock Units that have vested but that are subject to deferred distribution.

(8)	Amount shown includes 2,015,000 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2007. Also includes 269,907 shares held in a trust of which Mr. Levy is co-trustee with his wife, as to which voting and investment powers are shared with Mr. Levy’s wife.

(9)	Amount shown includes 16,115 shares that may be acquired under exercisable stock options.

(10)	Amount shown includes 173,230 shares that may be acquired under exercisable stock options. Also includes 3,500 Deferred Stock Units that have vested but that are subject to deferred distribution, as well as 7,340 shares held in a trust of which Dr. Martin is co-trustee with his wife, as to which voting and investment powers are shared with Dr. Martin’s wife.

(11)	Amount shown includes 51,000 shares that may be acquired under exercisable stock options. Also includes 3,500 Deferred Stock Units that have vested but that are subject to deferred distribution.

(12)	Amount shown includes 46,000 shares that may be acquired under exercisable stock options. Also includes 3,500 Deferred Stock Units that have vested but that are subject to deferred distribution.

(13)	Amount shown includes 1,002,721 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2007. Also includes 64,164 shares held in a trust of which Mr. Guertin is co-trustee with his wife, as to which voting and investment powers are shared with Mr. Guertin’s wife.

(14)	Amount shown includes 483,110 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2007. Also includes 31,371 shares held in a trust of which Ms. Finney is co-trustee with her husband, as to which voting and investment powers are shared with Ms. Finney’s husband.

(15)	Amount shown includes 619,888 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2007.

(16)	Amount shown includes 110,686 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2007. Also includes Mr. Kuo’s proportional interest in shares held in our 401(k) plan (672 shares).

(17)	Amount shown includes 173,461 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2007.

(18)	Amount shown includes 4,918,218 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2007 and 374,068 shares held in trusts or 401(k) accounts, including those described in footnotes 8, 10, 13, 14 and 16.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, certain executive officers and persons holding more than 10% of our common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe that all persons subject to reporting filed the required reports on time in fiscal year 2007.

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Compensation Philosophy

We design our executive compensation programs to create incentives to reward, retain and, in the case of new hires, attract our executives in order to support our business strategy, achieve our short and long-term goals, and provide continued success for our customers, stockholders, employees and communities. We strive to pay competitively and reasonably based on individual and Company performance.

We believe that compensation programs should:

•	Reward for good performance;

•	Base a substantial portion of the executive’s compensation on our financial performance measured against pre-determined objectives;

•	Be linked with business goals and strategies of the Company;

•	Be closely aligned with the interests of the stockholders; and

•	Be competitive within our industry and community so that the Company can attract and retain high quality executives.

We target total direct compensation (consisting of base salary, annual incentives and long-term incentives) for executives between the median and 75th percentile of our competitive peer group to reflect past performance, the Company’s growth targets and the high-cost-of-living geographic location of our headquarters. Our named executive officers are the Chief Executive Officer—the CEO, the Chief Financial Officer—the CFO—and the three other most highly compensated executive officers during our fiscal year, as listed in the Summary Compensation Table.

The reward for performance approach has led to structuring our executives’ cash compensation so that a significant portion is at risk under the annual cash incentive plan, the Management Incentive Plan—MIP, payable based on business unit and overall Company performance (i.e., for our named executive officers, this ranges from 50% to 100% of base salary at target achievement). We also believe that the proportion of at-risk compensation should rise as an employee’s level of responsibility and influence on outcomes increases. Moreover, we believe that a significant portion of total direct compensation should be related to our common stock in order to align our executives’ interests closely with those of stockholders and to provide incentives to work for long-term profitable growth that will ultimately enhance stockholder returns. Accordingly, we expect each executive to own a substantial amount of our common stock.

Role of the Compensation and Management Development Committee

The role of the Compensation Committee is to discharge the Board’s responsibilities relating to compensating our executive officers, non-executive officers and other executive employees as described below; to evaluating our compensation plans, policies and programs; and to providing advice to the Board on management matters that have major implications to the Company’s development, including leading the Board’s evaluation of CEO performance and approving succession plans for select executives.

The Compensation Committee determines all compensation for our executive group, which for fiscal year 2007 was comprised of our executive officers, non-executive officers and other executives who directly report to the CEO or whose base salary is $300,000 or higher. In fiscal year 2007, this was a group of 14 executives. The Compensation Committee’s responsibilities include reviewing and establishing base salaries and incentive opportunities, equity compensation, executive perquisites and any other form of compensation.

The Compensation Committee has, over the last two years, among other things, taken the following actions:

1)	Incorporated tally sheets of total compensation and costs of termination as part of the annual compensation review of the executive group;

2)	Revised change in control agreements to reduce payments and eliminate tax gross-ups in certain situations for 12 officers and senior executives;

3)	Annually reviewed and actively discussed succession plans within the Company, in part resulting in the hiring of an external candidate, Dow R. Wilson, as our Executive Vice President and President, Oncology Systems, to replace Timothy E. Guertin as President, Oncology Systems when Mr. Guertin assumed the role of CEO;

4)	Created and executed a more formal performance evaluation process for the CEO;

5)	Eliminated income tax gross-ups for imputed income on executive perquisites effective January 1, 2006, except for leased vehicles for which such tax gross-ups are being eliminated as each car lease expires;

6)	Eliminated non-business use of the fractionally-owned corporate aircraft effective January 1, 2006;

7)	Revised and approved new financial metrics and targets used in our stockholder-approved MIP, which now include revenue and net order growth measures, in addition to the historical measure of earnings before interest and taxes—EBIT;

8)	Increased guidelines for direct equity holding requirements for executives and non-employee directors; and

9)	Retained an external, independent legal advisor to the Compensation Committee, in addition to hiring an external, independent compensation consultant to the Compensation Committee, to advise and provide independent legal counsel on executive compensation matters.

Elements of Executive Compensation Program

The compensation of our executives is comprised of three principal elements: (1) base salary, (2) annual incentives (i.e., the MIP) and (3) long-term incentives, including equity awards. We also provide other compensation, including a limited number of perquisites. The Compensation Committee, as part of its evaluation of the overall compensation of each named executive, reviews these individual elements and total compensation in the form of tally sheets and compares each against competitive compensation data. Cash compensation (i.e., base salary and annual incentives) is generally considered separately from equity awards; that is, amounts paid or awarded under cash compensation generally do not influence decisions made on equity compensation.

Base Salaries: Base salary is the non-variable component of our executive compensation that compensates each executive for his or her individual role and responsibilities within the Company. In determining base salary for our executives, the Compensation Committee considered the following qualitative and quantitative factors:

•	Job level and responsibilities;

•	Relevant experience;

•	Individual performance;

•	Relative competitive position;

•	Our annual merit increase budget;

•	Our objective of targeting total direct compensation for our executives between the median and 75th percentile; and

•	The ability to attract and retain experienced executives in a high cost-of-living area.

Base salaries are intended to contribute less to total direct compensation than our executives’ performance-based compensation (i.e., incentive and equity pay), provided that performance goals are met or exceeded. Annual base salary increases, for all but the CEO, are recommended to the Compensation Committee by the CEO and are reviewed, discussed, revised as appropriate, and approved by the Compensation Committee. For fiscal year 2007, the increases to base salary for our named executive officers were comprised of merit increases, pay adjustments for changed responsibilities and pay adjustments to align compensation closer to competitive target levels. Please refer to the discussion under “—Determining Executive Compensation—Base Salary” below for more information. The CEO’s recommendations and the analysis provided by the Compensation Committee’s external, independent compensation consultant are typically reviewed prior to and discussed at the Compensation Committee’s regularly scheduled quarterly meeting in August. Final decisions are approved by the Compensation Committee at its regularly scheduled quarterly meeting in November. The effective date of base salary increases is on or about January 1st of each year.

Annual Incentives: The MIP provides potential annual cash incentives intended to link executive compensation directly to achieving corporate and/or specific business unit financial goals. The Compensation Committee, in working with management, establishes annual performance goals for the MIP in the first quarter of each fiscal year.

Under the MIP, the Compensation Committee (1) establishes the performance goals that must be achieved for a participant to receive any payout, (2) creates a formula or table for calculating a participant’s payout depending upon how actual performance compares to the pre-established performance goals, and (3) certifies in writing that performance goals have been satisfied prior to any payment. For fiscal year 2007, the Compensation Committee reviewed and modified the criteria for MIP payout (please refer to the related discussion under “—Determining Executive Compensation—Annual Cash Incentives”). Because the Company monitors net orders, revenues, and EBIT and because our investors consider those to be metrics that reflect current and future success of the Company, the Committee decided to add revenue growth and net orders growth to EBIT growth as criteria for fiscal year 2007 MIP target payouts.

Long-term Incentives, including Equity Awards: The Compensation Committee also provides equity awards to our executives under our stockholder-approved Second Amended Stock Plan. Historically, the Compensation Committee has provided long-term incentives to executives primarily in the form of stock options. Because stock options only have value if the underlying share price increases, the Compensation Committee believes that stock options align executives’ interests to our stockholders’ interests to a greater extent than full-value shares such as restricted stock. In limited circumstances, the Compensation Committee may grant full value shares to executives, typically in the form of restricted stock, as part of a compensation package for a new hire or if needed to provide additional retention value if a substantial portion of the existing outstanding option value is “underwater.”

Other Compensation and Perquisites: Our use of perquisites as part of our executive compensation is limited and is based on historical practices and policies of the Company, as well as competitive data from similar sized employers. We believe that these perquisites generally allow our executives to work more efficiently and in the case of the tax and financial counseling services, help them optimize the value received from all of the compensation and benefits programs we offer. The costs of these perquisites constitute only a small percentage of the executive’s overall compensation (amounting to approximately three percent for the named executive officers as a group) and they are included in the tally sheet that is reviewed by the Compensation Committee annually. Included in the perquisites are the following: use of a car leased by the Company; reimbursement of expenses for financial and tax planning, tax return preparation and financial counseling services up to a preset limit ($6,500 per year, except for the CEO who has no limit); reimbursement for annual medical examinations up to $1,500 per year; use of our fractionally-owned corporate aircraft for business purposes, including spousal travel for business purposes or reimbursement of such spousal travel on commercial airplanes (Note: Use of corporate aircraft by an executive for non-business purposes is not allowed); and participation in our nonqualified Deferred Compensation Plan—DCP. Please refer to the narrative discussion following the

Nonqualified Deferred Compensation Table in this Proxy Statement for more information about the DCP. The DCP is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis.

The Compensation Committee reviews all elements of executive compensation annually and as a result of competitive analyses and industry trends has reduced the level and cost of perquisites in the last two years.

We also permit executives to participate in compensation and benefit programs generally available to all other U.S. employees, such as:

•	Employee Incentive Plan—EIP;

•	Employee Stock Purchase Plan;

•	401(k) Retirement Program; and

•	Supplemental life and disability insurance programs.

Our employees, including our named executive officers, are employed at will, without an employment agreement (except as required by foreign laws) other than Change-in-Control Agreements as described below.

Determining Executive Compensation

Starting from the core principle of our compensation philosophy to reward for performance, the Compensation Committee assessed the overall performance of the Company against pre-defined financial metrics, stock price performance, achievement of non-financial internal goals and peer and market performance. The Compensation Committee also reviews our management’s business plans and financial budgets and projections for the following year, including difficulty of and risks to achievement and past success in achievement. Consistent with our executive compensation philosophy to base a substantial portion of compensation on financial performance and business goals and to align executives’ interests with those of stockholders, the Compensation Committee then reviews the factors considered in the performance-based compensation and strives to ensure that the incentive and equity compensation elements of the overall compensation are given appropriate weighting. In reviewing each component of executive compensation against the median and 75th percentile of our competitive peer group and principal survey sources, the Compensation Committee ensures that each pay component is reasonable and fair and that it falls within the parameters set by our executive compensation philosophy. Deviations in any recommended pay component for an executive are discussed by the Compensation Committee.

Before making decisions on compensation for each of the executives, the Compensation Committee reviews with the CEO each individual’s performance and accomplishments over the prior year. Except for his own position, Mr. Guertin makes recommendations to the Compensation Committee about base salary increases, any changes to the incentive plan target awards and the amount of equity awards for each executive. In addition to considering external market data and the performance of each executive, the Compensation Committee also takes into account equity for roughly similar positions, if available, within the Company. Additionally, the Compensation Committee considers the retention value of any existing unvested equity awards that each executive has prior to determining annual equity grants. The Compensation Committee meets in executive session with its independent advisors to develop and establish CEO pay. For fiscal year 2007, the Compensation Committee noted that Mr. Guertin’s total cash compensation (measured using data from the Summary Compensation Table) was 1.13 times and 1.71 times that of the next highest compensated employee (i.e., Mr. Wilson) and of the average compensation of the CFO and the other named executive officers, excluding Mr. Guertin, respectively. The noted differential in multiples of pay between the next highest compensated employee and the average of the CFO and the other named executive officers, excluding Mr. Guertin, is largely due to Mr. Wilson’s total cash compensation level, which is primarily associated with the large scope and responsibilities of his job as the president of our largest business unit representing over 80% of our revenues, and a $319,992 cash payment made to Mr. Wilson in fiscal year 2007 as part of a $1.6 million total cash payment pursuant to his offer letter dated September 17, 2004 (reported in the “Bonus” column of the Summary Compensation Table). For fiscal year 2007, excluding the $319,992 cash payment made to Mr. Wilson, Mr. Guertin’s total cash compensation was 1.50 times and 1.89 times that of the compensation of Mr. Wilson and of the average compensation of the CFO and the other named executive officers, excluding Mr. Guertin, respectively.

In fiscal year 2007, the Compensation Committee enhanced the process for reviewing and evaluating CEO performance. Under the revised process, the Compensation Committee chair and the Board chairman gather evaluations from other non-employee Directors and a number of the CEO’s direct reports, a self assessment by the CEO, and input from several customers and investors. This information was reviewed by the full Board in executive session to provide the basis for determining CEO compensation for fiscal year 2008 as well as for providing constructive feedback to the CEO.

To independently assist and advise the Compensation Committee in reviewing executive compensation, including determining and gathering competitive information from peer companies, analyzing and making recommendations on competitive market trends and assisting in the design of executive compensation and equity plans, the Compensation Committee has, for a number of years, retained Frederic W. Cook, & Co., Inc.—FWC. Additionally, beginning in February, 2006, the Compensation Committee retained the services of Wilson Sonsini Goodrich & Rosati to provide independent legal guidance on executive compensation matters. The Compensation Committee has sole authority to retain and terminate any compensation consultant or other advisor to the Compensation Committee which it uses to assist in evaluating CEO and other executive compensation. The only engagements of FWC by the Company are with the Compensation Committee.

FWC annually reviews and analyzes our executive compensation programs, compensation strategy and effectiveness of pay delivery. FWC provides market information on compensation trends and practices and makes recommendations to the Compensation Committee based on competitive data related to our compensation policies and programs. FWC advises the Compensation Committee chair on agenda items for Compensation Committee meetings, reviews management proposals, and is available to perform special projects at the Compensation Committee chair’s request, including in fiscal year 2007 a review of non-employee director compensation. FWC provides analyses and recommendations that inform the Compensation Committee’s decisions, but FWC does not decide or approve any compensation actions. As needed, the Compensation Committee also consults with FWC on program design changes, which in fiscal year 2007 included adding additional performance metrics to our MIP. For fiscal year 2007, FWC was asked to analyze for a group of 14 executives, including the named executive officers, market data (including cash and equity compensation) from peer company proxy statements (please refer to “Competitive Benchmarks” below) and other public filings, as well as three survey sources consisting of the Radford Associates Executive Pay Survey, the Watson Wyatt Top Management Survey and the Towers Perrin Executive Compensation Database. The Compensation Committee reviewed data from the Radford Associates Executive Pay Survey covering cash compensation levels (base salary, target bonuses, and total cash compensation) at technology companies with revenues greater than $1 billion. The Compensation Committee also reviewed data from the Watson Wyatt Top Management Survey and the Towers Perrin Executive Compensation Database covering cash compensation at general industry companies. Both the Watson Wyatt and Towers Perrin surveys provided size-adjusted competitive compensation data based on the Company’s estimated fiscal year 2007 revenues of $1.8 billion. Based on this review, FWC made recommendations to the Compensation Committee regarding ranges for base salary increases, changes to individual incentive plan target awards and annual equity grant allocations for fiscal year 2007.

Competitive Benchmarks: Annually, FWC evaluates and makes recommendations regarding the peer companies that we use for competitive comparisons. In fiscal year 2007, our peer group consisted of 17 companies selected from our SEC industry classification, which is comprised of other publicly traded medical, health care and scientific equipment manufacturing companies. We selected our peer group from major labor and/or capital-market competitors with revenues and market-capitalization values that are no more than four times and no less than one-quarter1 of ours (using data as of June 30, 2006) and have roughly similar growth and performance potential based on the following one-year and three-year periods: diluted earnings per share, EBITDA, revenue and total shareholder return.

The 2007 peer group consisted of the following companies:

Beckman Coulter, Inc.	Dade Behring Holdings, Inc.	St. Jude Medical, Inc.
Becton Scientific	Edwards Life Sciences LLC	Steris Corporation
Biomet, Inc.	Fisher Scientific Inc.	Stryker Corporation
BioRad Laboratories, Inc.	Invacare Corporation	Thermo Electron Corporation
Boston Scientific Corporation	ResMed Inc.	Zimmer, Inc.
C.R. Bard, Inc.	Respironics, Inc.

Three new companies (Boston Scientific, Dade Behring and ResMed) were added to appropriately increase the size of our peer group in fiscal year 2007 to be in the range of 15 to 20 companies. We did not remove any companies from the peer group used in our fiscal year 2006 analyses.

Base Salary: The Compensation Committee reviews base salaries of the executive group against the competitive median and 75th percentile of our peer group and also reviews base salaries in the context of target and actual total cash compensation. Base salary increases were intended to compensate each executive for his or her individual role and responsibilities within the Company and to reward each executive’s performance against his or her goals, and, for the named executive officers, ranged from approximately 6% to 16% in fiscal year 2007.

•

Mr. Guertin’s salary increase reflected his strong first year performance in the role of CEO, including his strategic investment decisions and recommendations relating to our future growth, and placed him slightly below the median competitive comparison for base salary and slightly above the median competitive comparison for total target cash compensation (i.e., base salary and target annual cash incentives).

•

For Ms. Finney, the salary increase was in recognition of her responsibilities which go beyond the normal CFO responsibilities of managing accounting, finance, and investor relations to include overseeing corporate-wide information systems and regulatory affairs and to better align her salary to the competitive peer group. The resulting total target cash compensation placed Ms. Finney in-between the median and the 75th percentile of the peer group data for her position.

•

Mr. Wilson’s salary increase reflected his demonstrated leadership in his first full year as Executive Vice President and President, Oncology Systems, the business unit responsible for over 80% of our revenues. Although the resulting salary placed Mr. Wilson above the 75th percentile of the competitive data, the Compensation Committee considered it appropriate given Mr. Wilson’s substantial experience prior to joining the Company, the significance of his current leadership role and his importance to the future of the Company.

•

Mr. Kluge’s salary increase reflected his business unit’s consistent high performance under his leadership. The resulting total target cash compensation placed him in-between the median and the 75th percentile of the competitive data.

•

For Mr. Kuo, his increase was in recognition of his demonstrated leadership of the legal team since becoming General Counsel in mid 2005 and was intended to position his salary more competitively with peer data. The result placed his total target cash compensation just slightly above the median of the competitive data.

(1)	The exception to this is Invacare, which has comparable revenues for the rolling four quarters but market capitalization of approximately only one-eighth of the Company’s as of June 30, 2006. We noted that Invacare was subsequently taken off our peer group for our fiscal year 2008 analysis due to its market capitalization value being outside our range.

The Compensation Committee approved the following 2007 base salary increases:

Name	2007 Base Salary (effective January 1, 2007)	% Increase
Timothy E. Guertin	$800,000	14.3%
Elisha W. Finney	$475,000	15.9%
Dow R. Wilson	$560,000	6.1%
Robert H. Kluge	$377,000	5.9%
John W. Kuo	$330,000	10.0%

Performance-Based Compensation

During fiscal year 2007, an aggregate of 10% of the named executive officers’ total compensation was provided in the form of annual cash incentive payments and an aggregate of 68% in the form of equity compensation (the sum of the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table, using valuation methodologies under Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”)). These methods do not necessarily reflect the ultimate value of the option grants to the executives and can be misleading; therefore, we have provided below the value of the unvested stock options (i.e., the “walk-away” value) as of the end of fiscal year 2006 using our closing stock price on September 29, 2006 of $53.39. The Compensation Committee considered this walk-away value when determining the equity grants to the executives in fiscal year 2007. For informational purposes, we have also included the walk-away value as of the end of fiscal year 2007 using our closing stock price on September 28, 2007 of $41.89, which were used to determine the equity grants to the executives in fiscal year 2008. In fiscal year 2007, an aggregate of 78% of the named executive officers’ total compensation was delivered through performance-based compensation, which aligns with our compensation philosophy.

Name	Option Awards (per Summary Compensation Table)		Value of Unvested In-the-Money Stock Options as of fiscal year 2006 (d)	Value of Unvested In-the-Money Stock Options as of fiscal year 2007 (e)
Timothy E. Guertin	$5,306,978	(a)	$1,965,038	$19,872
Elisha W. Finney	$1,455,480	(a)	$943,496	$10,220
Dow R. Wilson	$1,521,521	(b)	$723,675	$7,341
Robert H. Kluge	$1,595,003	(a)	$820,625	$9,084
John W. Kuo	$748,392	(c)	$679,260	$53,874

(a)	Amount represents SFAS 123(R) expense (without forfeiture assumptions) during fiscal year 2007 associated with the portions of those options granted on November 11, 2003; November 18, 2004; November 17, 2005 and November 21, 2006 that vested in fiscal year 2007.

(b)	For Mr. Wilson, amount represents SFAS 123(R) expense (without forfeiture assumptions) during fiscal year 2007 associated with the portions of those options granted on January 10, 2005; November 17, 2005 and November 21, 2006 that vested in fiscal year 2007.

(c)	For Mr. Kuo, amount represents SFAS 123(R) expense (without forfeiture assumptions) during fiscal year 2007 associated with the portions of those options granted on November 11, 2003; November 18, 2004; July 3, 2005, November 17, 2005 and November 21, 2006 that vested in fiscal year 2007.

(d)	Calculated using our closing stock price on September 29, 2006 ($53.39).

(e)	Calculated using our closing stock price on September 28, 2007 ($41.89).

Annual Cash Incentives: Annual incentive cash payments are made under the MIP. As previously stated, annual cash incentives are intended to link executive rewards to Company performance upon achieving pre-determined annual financial targets. The Compensation Committee and our management work together to develop measures and targets based on goals for the year and the Compensation Committee approves the final specific performance measures and targets.

In connection with approving performance incentive targets as well as minimum and maximum thresholds, the Compensation Committee reviews and discusses with both management and the full Board our business plan and its key underlying assumptions, expectations under then existing and anticipated market conditions, and the opportunity to generate stockholder value. The Compensation Committee then establishes the performance targets and thresholds for the year. Generally, the Compensation Committee attempts to set the targets and thresholds such that the relative difficulty of achieving each is consistent from year to year.

In fiscal year 2007, the Compensation Committee, in discussions with management, made the decision to modify the performance goals under the MIP to factor in “top-line” growth (i.e., growth in our financial measures before any costs and expenses are considered). The Compensation Committee therefore supplemented the historical performance measure of EBIT growth, which focuses on “bottom-line” growth (i.e., growth in profitability and earnings that also factors in success in managing costs and expenses) before interest and taxes with two new measures: revenue growth and net orders growth. The Compensation Committee set fiscal year 2007 targets under the MIP based on these three performance measures (with their associated weightings): growth in EBIT (60%), growth in revenue (25%) and growth in net orders (15%). The weightings were designed such that the majority weight (i.e., 60%) continued to focus on profit and earnings while the remaining emphasis is on obtaining orders for and completing the sale of our products. Because of the relative weighting of the “top-line” measures to the “bottom-line” measure and because EBIT growth can be partially dependent upon revenues growth, the selection and design of the performance measures and weightings required strong results in both categories in order to attain an above-target payout.

For each of these three performance measures, specific targets or “factors” were set at the total-Company level and for our two largest business units, Oncology Systems and X-Ray Products. The fiscal year 2007 performance goals under the MIP relative to each factor were set using the following assumptions:

•

On-target performance (i.e., 100% achievement) required 13.7% EBIT growth, 13.2% revenue growth and 11.1% net orders growth from fiscal year 2006 actual results at the total-Company level, which were in line with fiscal year 2007 financial guidance we provided in our October 25, 2006 earnings press release;

•

Threshold (or minimum) performance at the total-Company level required the following achievement over fiscal year 2006 actual results: 7.0% EBIT growth, 9.6% revenue growth and 7.0% net orders growth. Any achievement at or below threshold performance results in zero payout; and

•	Maximum performance (i.e., 200% achievement) required at least 20.3% EBIT growth, 16.9% revenue growth and 16.6% net orders growth from fiscal year 2006 actual results at the total-Company level.

Each of our executives is assigned a performance-based target incentive at the beginning of the fiscal year, expressed as a percentage of his or her base salary. The target incentives are established after evaluating job responsibilities, pay equity among the executive group and competitive market data. Incentive target payouts were set to be between median and 75th percentile of the competitive market based on peer group proxy statements of 17 companies and our three principal compensation survey sources. The Compensation Committee increased Mr. Kuo’s target incentive percentage from 50% to 60% in fiscal year 2007, consistent with our executive compensation philosophy to base a substantial portion of compensation on our financial performance and to align his overall compensation with competitive data of our 2007 peer group.

In fiscal year 2007, the target participation levels and actual payouts for our named executive officers were as follows:

Name	Target Participation Level (% of Base Salary)	Minimum Payout ($)	Maximum Payout – 2X target ($)	Target Payment (if 100% target performance achieved) ($)	Fiscal Year 2007 Payment (based on actual performance) ($)
Timothy E. Guertin	100%	$0	$1,600,000	$800,000	$703,106
Elisha W. Finney	80%	$0	$760,000	$380,000	$333,981
Dow R. Wilson	80%	$0	$896,000	$448,000	$196,879
Robert H. Kluge	60%	$0	$452,400	$226,200	$283,450
John W. Kuo	60%	$0	$396,000	$198,000	$174,037

The payout formulae under the MIP were as follows:

•

For Mr. Guertin (who has management oversight of the entire Company), Ms. Finney and Mr. Kuo (each of whom has management oversight of the entire Company for his or her functional areas): Annualized base salary as of fiscal year-end times target participation level times (weight of each total-Company performance factor times achievement against that performance factor).

•

For Mr. Wilson and Mr. Kluge (each of whom oversees a business unit), half of their fiscal year 2007 performance goals were made up of the three total-Company performance factors (i.e., EBIT, revenue and net orders growth) and the other half was based on the same three performance factors but for their own respective business unit: Annualized base salary as of fiscal year-end times target participation level times [(weight of each total-Company performance factor times achievement against that total-Company performance factor) plus (weight of each business unit performance factor times achievement against that business unit performance factor)].

For the past five fiscal years, we have achieved the following performance against the MIP target performance measures:

Achievement against Target Levels (expressed in %):	FY 2003	FY 2004	FY 2005	FY 2006	FY 2007
Total Company	194%	200%	105%	84%	88%
EBIT Growth (Target):	23.60%	20.00%	18.00%	16.30%	13.70%
EBIT Growth (Achieved):	36.80%	32.10%	18.90%	14.70%	12.20%
Revenue Growth (Target)*:					13.20%
Revenue Growth (Achieved)*:					11.20%
Net Orders Growth (Target)*:					11.10%
Net Orders Growth (Achieved)*:					14.00%

Oncology Systems	182%	200%	93%	60%	0%
EBIT Growth (Target):	18.00%	17.90%	17.50%	17.00%	13.60%
EBIT Growth (Achieved):	25.60%	27.90%	16.80%	13.60%	7.10%
Revenue Growth (Target)*:					12.60%
Revenue Growth (Achieved)*:					7.80%
Net Orders Growth (Target)*:					10.90%
Net Orders Growth (Achieved)*:					6.60%

X-Ray Products	200%	200%	200%	200%	163%
EBIT Growth (Target):	18.00%	5.70%	8.40%	11.90%	11.50%
EBIT Growth (Achieved):	129.20%	9.00%	25.90%	24.80%	35.10%
Revenue Growth (Target)*:					11.30%
Revenue Growth (Achieved)*:					12.80%
Net Orders Growth (Target)*:					11.50%
Net Orders Growth (Achieved)*:					12.60%

*	Performance goal for fiscal year 2007 only

From fiscal year 2003 through fiscal year 2006, X-Ray Products achieved 200% of its target performance measures for the business unit’s performance metrics. This was primarily due to our rapidly growing flat panel business which exceeded expectations for several consecutive years coupled with above-budget revenue for the core X-ray tube business.

The following graph shows the correlation between the aggregate MIP payments to the named executive officers listed in our proxy statements for each of the last five years and our stock price at the end of the last five fiscal years:

*	“Proxy NEO Group” represents the group of named executive officers in each of our definitive proxy statements filed for the respective fiscal year. For any particular year, the group of named executive officers may not be the same individuals.

The general financial elements that will be used to determine incentive compensation for fiscal year 2008 will be the same as those used in fiscal year 2007. The targets and thresholds for all performance measures have been adjusted by the Compensation Committee to reflect the fiscal year 2008 business projections and earnings estimates as approved by the Board. Additionally, the weightings of each criterion have been revised by the Compensation Committee to emphasize the need to gain even further market share in the Oncology Systems business. For fiscal year 2008 and specifically for the Company and for the Oncology Systems business, the weighting of the EBIT growth performance measure will decrease to 50% from 60%, revenue growth will remain at 25% and net orders growth will increase from 15% to 25%. The weightings of the performance measures for the X-ray Products business will remain the same as for 2007 as follows (with their associated weightings): growth in EBIT (60%), growth in revenue (25%) and growth in net orders (15%).

In its sole discretion, the Compensation Committee has the authority under the MIP to reduce or eliminate the amount of incentive otherwise payable to an executive. The Compensation Committee has not used this authority with respect to the fiscal year 2007 payout. The MIP is designed to permit our payment and award of qualified “performance-based” compensation that will not be subject to the income tax deduction limitations of Section 162(m).

Long-term Incentives: The third component of executive compensation is the granting of equity-based awards under our Second Amended Stock Plan. Equity-based awards are intended to motivate our executives and key employees to improve the long-term performance of our common stock. The Compensation Committee therefore believes that significant equity-based compensation helps create a vital long-term partnership between our executives and other stockholders.

Historically, the Compensation Committee has granted long-term incentives to executives in the form of stock options. In determining the appropriate equity grants, the Compensation Committee reviews our total-Company share usage based on several methodologies: (1) the annual share usage, net of forfeitures (“run rate”), (2) potential dilution as a percentage of fully diluted shares outstanding (“overhang”), and (3) the aggregate expense of grants as a percent of total Company market capitalization (the “Shareholder Value Transfer Rate” or “SVT”) and compares all three of these rates to competitive practices of our peer group. It is difficult to make fair comparisons of equity grants between companies because of their different capital structures and different business particulars. Thus, although we mainly rely on SVT methodology to determine our grant size, we continue to review our share usage relative to run rate and overhang of peer companies. FWC advised the Compensation Committee that our overhang and SVT are at or below the median levels of our peer group and our run rate is between the median and 75th percentile of our peer group in fiscal year 2007.

Additionally, the Compensation Committee also reviews the prevalence of the different grant types and equity award mix among our 2007 peer group and how many shares are available for grant under our Second Amended Stock Plan. Further, the Compensation Committee reviews the competitive three-year average allocation of SVT to each peer’s top-five named executive officers at the median and 75th percentile SVT grant values. Based on this data, relative pay equity considerations against other senior positions within the Company and individual performance data, the Compensation Committee determines the annual equity grants to all executive officers. For fiscal year 2007, the equity grant to the named executive officers as a group was at approximately the median SVT grant level of our peer group which is in line with our goal to provide overall equity grants at a median competitive level.

As part of their annual equity grants in fiscal year 2007, Mr. Guertin, Ms. Finney, Mr. Wilson and Mr. Kluge all received their equity grants in the form of stock options, which the Compensation Committee believes to be most closely aligned with the interests of the stockholders. Mr. Kuo received 75% of his fiscal year 2007 grant in the form of stock options and 25% in the form of restricted stock (at a ratio of one share of restricted stock in lieu of three stock option shares). As a relatively recently promoted corporate officer, Mr. Kuo was allocated the restricted stock in order to enable him to more quickly achieve his equity ownership guideline

(please refer to the discussion in “—Other Compensation Policies—Stock Ownership Guidelines”). All such grants, which were granted prior to February 2007, vest ratably over a three-year period with the stock options having a ten-year maximum term. Beginning in February 2007, all stock option grants have a seven-year maximum term.

During fiscal year 2007, the Compensation Committee reviewed the retention value of existing unvested options that the executive group held. The conclusion was that there was little value in the unvested portion of the executives’ stock holdings. Based on that analysis, in August 2007, the Compensation Committee approved a special one-time grant to a limited group of key employees, including Ms. Finney, Mr. Kluge and Mr. Kuo, in the form of restricted stock. This grant was recommended by the Compensation Committee in order to enhance the retention of a limited number of employees who are considered critical to our long-term success. This grant vests over a five-year period with the following vesting on each anniversary of the date of grant: 15%, 15%, 15%, 15% and 40%. The back-weighted vesting schedule was specifically designed for long-term retention.

Other Compensation Policies

Stock Ownership Guidelines: In May 2000, the Compensation Committee adopted the Varian Medical Systems Executive Stock Ownership Program—the Stock Ownership Program—to further align the interests of our officers with those of our other stockholders. The stock ownership levels are based on the value of our stock as a multiple of the officer’s base pay (i.e., number of shares multiplied by price per share divided by base salary). Specific stock ownership guidelines are set based upon each officer’s position.

In November 2005, the Compensation Committee reviewed these ownership guidelines and determined that they should be increased to reflect competitive practice and to increase the alignment of the executive and non-executive officers’ interests with those of our other stockholders. Therefore, effective January 2006, the Stock Ownership Program was modified as follows:

Stock Ownership as a Multiple of Current Base Salary
Position	Prior to January 2006	Effective January 2006
CEO	3x	5x
Next four highly compensated executive officers	2x	3x
All other executive officers and non-executive officers	1x	2x

Under this program, stock ownership includes Company common stock owned by the officers as well as Company common stock they individually hold in a 401(k) plan stock investment account, Employee Stock Purchase Plan and any Company phantom shares they may hold in the DCP. Unexercised stock options are not included for purposes of determining stock ownership under this program.

Under the guidelines of the Stock Ownership Program, ownership levels are to be achieved within five years after the date upon which an individual becomes an officer, within three years after the amendment to the ownership levels (as described above) or within three years after the date that the new ownership levels apply to such individual due to a change in position, whichever is the latest. One-third of the ownership levels must be achieved within the first two and half years after an individual becomes subject to the Stock Ownership Program (as amended), or if already subject to the Stock Ownership Program, within two and a half years after the new ownership levels apply to such individual.

As of the end of fiscal year 2007, our CEO and all of the other executive officers and non-executive officers met the guidelines as set forth in the Stock Ownership Program or were within the time periods for achieving the required ownership level.

Tax Deductibility: U.S. tax law does not let us deduct from our federal taxable income certain compensation paid to the CEO and the next three most highly compensated executive officers at the end of the fiscal year (other than our CFO) that is not performance-based and which exceeds $1,000,000. As a result of stockholder approval of the MIP, the Omnibus Stock Plan and the Second Amended Stock Plan, all performance-based awards under the plans are eligible for full tax deductibility. The Compensation Committee considers one of its primary responsibilities to be structuring a compensation program that will attract, retain and reward executive talent necessary to maximize stockholder return. Accordingly, the Compensation Committee believes that our interests are best served in certain circumstances by providing compensation that is not performance-based (such as salary, perquisites and special cash incentives), which may be subject to the $1,000,000 annual limitation in U.S. tax law. To date, the $1,000,000 limitation has not been applicable to compensation paid to our executives.

Equity Grant Practices: It is the policy of the Board and the Compensation Committee to issue grants of equity awards (primarily stock options and restricted stock to date) to newly hired individuals on the date of the first regularly scheduled quarterly meeting of the Compensation Committee following the date of hire. Annual grants of equity awards to eligible employees have historically been granted each year on the date of the November meeting of the Compensation Committee. Starting in fiscal year 2008, we moved the timing of our annual equity grant from November to February. Any other special grants to continuing employees, such as for promotions or retention purposes, are granted on the date of the first regularly scheduled quarterly meeting of the Compensation Committee following the date on which the special event occurred. Exceptions to this general schedule require the approval of the Compensation Committee or the full Board. Regularly scheduled quarterly Committee meetings are typically on the third Friday of November, February, May and August (except that the August meeting has been for the past two years held on the second Friday of the month), and are generally scheduled at least a year in advance. Scheduling decisions are made without regard to anticipated earnings or the release of other material nonpublic information by us. However, if on any date of grant our trading “blackout” is in effect or if our management knows of material, non-public information about the Company, any equity awards to be granted will be granted effective as of the close of the business day after the “blackout” expires or the close of the second business day after the public release of the material, non-public information, as may be applicable. Our “blackout” period lasts approximately nine weeks and typically begins on the start of the first business day of the third fiscal month of each quarter and ends two full business days after our quarterly earnings press release.

The grant price of any award of stock options is the closing price of our common stock on the NYSE on the date of grant. If the date of grant falls on a day that the stock market is closed, then the grant price will be the closing price of our common stock on the next trading date. Our Second Amended Stock Plan explicitly prohibits the repricing of stock options without prior stockholder approval.

The Compensation Committee and the full Board review these policies periodically.

Recovery of Certain Payments: We currently have no formal policy to recover payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of payment. The Compensation Committee would consider this issue on an as-needed basis. In addition, pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financial statements as a result of misconduct, our CEO and CFO may be required to reimburse us for any incentive-based or equity-based compensation they receive during the 12-month period following the first issuance of the financial document embodying such financial reporting requirement, as well as any profits they realize from the sale of our securities during this 12-month period. Under our current stock option agreements, in the event an employee commences employment with a company that competes with us in any of our businesses, we may, in our sole discretion, terminate the stock option agreement, including the vesting of any options or other grants which remain unvested as of the date employee commences employment with the competitive company.

Change in Control Agreements

As explained in greater detail under “—Potential Payments upon Termination or Change in Control,” we currently have change in control agreements with 12 executives, including our named executive officers. We have entered into these agreements in order to attract and retain appropriately high-quality executives and to ensure that executives who might be involved in acquisition or merger discussions with another entity make the best decisions for our Company and our stockholders and are not unduly biased by the impact of such an action on their personal situations. These agreements do not influence our decisions surrounding the executive’s cash and equity compensation.

The change in control agreements are intended to provide an appropriate level of compensation for a specified time period for executives who would likely be involved in decisions regarding and/or successful implementation of change in control activity and are personally at risk for job loss in the event of a change in control. They are “double-trigger” agreements, i.e., to receive benefits under the agreement within a specified time period following a change in control the officer must be terminated by us or the successor company without cause, or the executive must terminate employment for good reason, as defined in the agreements. For more information about the agreements as well as a tabular summary of the potential payments that may be made to our CEO, CFO and the three other most highly compensated executive officers upon a change in control, please refer to “—Potential Payments upon Termination or Change in Control.”

In fiscal year 2006, the Compensation Committee directed FWC and an external law firm to review and update our change in control agreements, including examining the competitiveness and reasonableness of the change in control severance benefits (e.g., multiples of pay, components of compensation that would be included in the severance payment, health and welfare benefits continuation, stock acceleration, excise tax gross-ups, etc.) and also to examine how our severance benefits compare against our peer group. Based on the review, the Compensation Committee determined that our three different severance payment levels (i.e., multiples of eligible compensation) under our change in control agreements for the various levels of executives were competitive, reasonable and not excessive. Additionally, the Compensation Committee reviewed the events that would trigger change in control benefits under our agreements and felt that they also were reasonable. The Compensation Committee made some changes to the severance benefits, including modifying those agreements which previously provided full excise tax gross-ups to provide excise tax gross-ups only if certain prescribed conditions are met. This change was made to reduce our financial exposure in the event that a golden parachute excise tax becomes due and to align this benefit among all of our change in control agreements. The above modifications were approved by our Board and became effective for all change in control agreements issued on or after November 17, 2006. We accordingly entered into new change in control agreements with all 12 executives, and all change in control agreements entered prior to November 17, 2006 were terminated.

Compensation and Management Development Committee Report

The Compensation and Management Development Committee—the Committee—of the Board of Directors—the Board—of Varian Medical Systems, Inc.—the Company—has reviewed and discussed with management the Compensation Discussion and Analysis section of the Company’s 2008 Proxy Statement for the 2008 Annual Meeting of Stockholders. Based on its review and discussions with management, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2008 Annual Meeting of Stockholders.

The Compensation and Management Development Committee:

R. Andrew Eckert (Chair)

Susan L. Bostrom

David W. Martin, Jr.

Summary Compensation Table

The following table sets forth, together with certain other information, the compensation earned during fiscal year 2007 by our CEO, our CFO and our three other most highly compensated executive officers. The executive officers listed in the Summary Compensation Table below are referred to in this Proxy Statement as the named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non- Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)(4)	Total Compen- sation ($)
Timothy E. Guertin President and Chief Executive Officer	2007	$773,098	—	—	$5,306,978	$561,076	—	$118,999	$6,760,151

Elisha W. Finney Corporate Senior Vice President, Finance and Chief Financial Officer	2007	$457,520	—	$23,977	$1,455,480	$286,144	—	$97,281	$2,320,402

Dow R. Wilson Corporate Executive Vice President and President, Oncology Systems	2007	$551,416	$319,992	$120,000	$1,521,521	$317,015	—	$98,984	$2,928,928

Robert H. Kluge Corporate Vice President and President, X-ray Products	2007	$371,358	—	$9,809	$1,595,003	$312,207	—	$74,168	$2,362,545

John W. Kuo Corporate Vice President, General Counsel and Secretary	2007	$321,966	—	$86,146	$748,392	$133,601	—	$56,293	$1,346,398

(1)	This column represents the compensation expense recognized for financial statement reporting purposes in fiscal year 2007 for restricted stock awards granted in fiscal year 2007 and in prior fiscal years, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please refer to Note 12, “Employee Stock Plans,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 26, 2007 for the relevant assumptions used to determine the compensation cost of our stock and option awards. Please refer to the Grants of Plan-Based Awards Table for information on awards actually granted in fiscal year 2007. These amounts reflect the Company’s accounting expense for these awards, and do not represent the actual value that may be realized by the named executive officers.

(2)	This column represents the compensation expense recognized for financial statement reporting purposes in fiscal year 2007 for stock option awards granted in fiscal year 2007 and in prior fiscal years, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please refer to Note 12, “Employee Stock Plans,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 26, 2007 for the relevant assumptions used to determine the compensation cost of our stock and option awards. Please refer to the Grants of Plan-Based Awards Table for information on awards actually granted in fiscal year 2007. These amounts reflect the Company’s accounting expense for these awards, and do not represent the actual value that may be realized by the named executive officers.

(3)	This column represents annual cash incentives paid under the MIP and EIP. Amounts include portions or all of the incentive payments deferred under the DCP. Please refer to the Grant of Plan-Based Awards Table and the Nonqualified Deferred Compensation Table below for more information.

(4)	Set forth in the table below are the components of the “All Other Compensation” column. In addition, Ms. Finney purchased her Company car, which purchase had no incremental cost to us.

	Company contributions to 401(k) ($)	Company supplemental contributions under the Deferred Compensation Plan ($)	Company paid premiums for group term life insurance, Financial/Tax Consulting, and Annual Medical Examinations ($)	Tax Gross-up ($)	Car Usage and Related Expenses
Timothy E. Guertin	$17,938	$59,629	$1,099	$14,937	$25,396
Elisha W. Finney	$16,246	$27,848	$4,819	$13,828	$34,540
Dow R. Wilson	$16,754	$36,575	$7,587	$14,899	$23,169
Robert H. Kluge	$9,522	$26,323	$2,342	$14,255	$21,727
John W. Kuo	$6,471	$12,243	$992	$14,812	$21,775

Grants of Plan-Based Awards

The following table provides information on stock options, restricted stock and cash-based performance awards granted in fiscal year 2007 to each of our named executive officers. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized. The portions of the amounts set forth under the “Grant Date Fair Value of Stock and Option Awards” column that were recognized as compensation expense during fiscal year 2007 are reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table. The unexercised portion of the option awards and unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year End Table.

	Grant Date/Plan	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards (5)
Name		Threshold (#)	Target (#)	Maximum (#)
Timothy E. Guertin	MIP	$0	$800,000	$1,600,000	—	—	—	—
	EIP	$0	$23,077	$46,154
	11/21/2006	—	—	—	—	300,000	$50.66	$4,740,114

Elisha W. Finney	MIP	$0	$380,000	$760,000	—	—	—	—
	EIP	$0	$13,702	$27,404
	11/21/2006	—	—	—	—	100,000	$50.66	$1,724,565
	8/10/2007	—	—	—	22,000	—	$41.98	$923,560

Dow R. Wilson	MIP	$0	$448,000	$896,000	—	—	—
	EIP	$0	$16,154	$32,308
	11/21/2006	—	—	—	—	125,000	$50.66	$2,155,707

Robert H. Kluge	MIP	$0	$226,200	$452,400	—	—	—	—
	EIP	$0	$10,875	$21,750
	11/21/2006	—	—	—	—	80,000	$50.66	$1,264,030
	8/10/2007	—	—	—	9,000	—	$41.98	$377,820

John W. Kuo	MIP	$0	$198,000	$396,000	—	—	—	—
	EIP	$0	$9,519	$19,038
	11/21/2006	—	—	—		45,000	$50.66	$776,054
	11/21/2006	—	—	—	5,000	—	$50.66	$253,300
	8/10/2007	—	—	—	12,000	—	$41.98	$503,760

(1)	These columns show the potential value of the payout for each named executive under the 2007 MIP and 2007 EIP if the threshold, target or maximum goals are satisfied for all performance measures. The potential payouts are performance-driven and therefore completely at risk. The performance goals and target percentages (as a percentage of base salary) for determining the payout under the MIP are described in the Compensation Discussion and Analysis, and the performance goals for determining the payout under the EIP mirror those in the MIP. The actual payments made for fiscal year 2007 are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	Restricted stock with grant date of November 21, 2006 consists of a single restricted stock grant issued under our Amended and Restated 2005 Omnibus Stock Plan. Shares vest over a three-year period according to the following vesting schedule: 33-1/3% of such shares on the first anniversary of the grant date, and an additional 33-1/3% on each succeeding one-year anniversary of the grant date.

(3)	Restricted stock with grant date of August 10, 2007 consists of a single restricted stock grant issued under our Second Amended Stock Plan. Shares vest over a five-year period according to the following vesting schedule: 15% of such shares on each of the first four one-year anniversaries of the grant date, and 40% on the fifth anniversary of the grant date.

(4)	Consists of a single stock option grant issued under our Amended and Restated 2005 Omnibus Stock Plan at an exercise price equal to the fair market value (i.e., closing price) of the underlying shares on the grant date and expiring 10 years from the grant date. The first 33-1/3% of the options granted vest 12 months from the date of grant and the remainder then vests monthly during the following 24-month period.

(5)	The value of a stock or option award is based on the fair value as of the grant date of such awards pursuant to SFAS 123(R). Please refer to Note 12, “Employee Stock Plans,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 26, 2007 for the relevant assumptions used to determine the compensation cost of our stock and option awards.

Salary.    None of Mr. Guertin, Ms. Finney, Mr. Wilson, Mr. Kluge or Mr. Kuo has a written employment agreement with us and are “at-will” employees. For fiscal year 2007, the annualized salaries of our named executive officers were as follows: Mr. Guertin, $800,000; Ms. Finney, $475,000; Mr. Wilson, $560,000; Mr. Kluge, $377,000 and Mr. Kuo, $330,000. Each of named executive officers received a salary increase in fiscal year 2007, as discussed in “—Compensation Discussion and Analysis—Determining Executive Compensation—Base Salary.” Effective on December 29, 2007, the annualized salaries for our named executive officers will increase to: Mr. Guertin, $835,000; Ms. Finney, $495,000; Mr. Wilson, $580,000; Mr. Kluge, $392,000 and Mr. Kuo, $345,000.

Bonus.    For Mr. Wilson, the amount set forth in the “Bonus” column of the Summary Compensation Table represents a cash payment of $319,992 as part of a $1.6 million total cash payment pursuant to Mr. Wilson’s offer letter dated September 17, 2004. The first payment began on the first anniversary of Mr. Wilson’s employment in September, 2005 of $320,000 and will continue in monthly increments of $26,666 over the following four years. Each payment is conditioned upon Mr. Wilson being employed by us on the date of the payment.

Non-Equity Incentive Plan Compensation.    The amounts in the “Non-Equity Incentive Plan Compensation” column represent amounts earned by the named executive officers under the MIP and the EIP. As further discussed in “—Compensation Discussion and Analysis—Determining Executive Compensation—Annual Cash Incentives,” the Compensation Committee set fiscal year 2007 targets under the MIP based on three performance measures (with their associated weightings): growth in EBIT (60%), growth in revenue (25%) and growth in net orders (15%). For each of these three performance measures, specific targets were set at the total-Company level and for our two largest business units, Oncology Systems and X-Ray Products. The EIP is a Company-wide incentive plan through which eligible employees may receive award payouts denominated in number of hours—between 0 hours to 120 hours (based on a 40-hour work week), with 60 hours being the target achievement level. For fiscal year 2007, the performance goals were the same as those for the MIP– growth in Company EBIT (60%), growth in Company revenue (25%) and growth in Company net orders (15%).

Stock and Option Awards.    The awards of restricted stock and stock options are intended to motivate executives relative to long-term performance as further described in “—Compensation Discussion and Analysis.”

All Other Compensation, including Perquisites.    The named executive officers have also been extended certain perquisites by the Compensation Committee, as follows:

•

Use of a leased automobile under our Executive Car Program. Under the Executive Car Program, we provide a leased vehicle costing up to $80,000 for the Chief Executive Officer and leased vehicles costing up to $66,000 for the other executives. Insurance, maintenance expenses and fuel costs are also included in the Executive Car Program. Participants have an option to purchase the vehicle at the end of its three-year lease period or upon retirement at the lower of its depreciated book value or its fair market value (based on the Kelley Blue Book Auto Market Report wholesale value).

•

Company Supplemental Contributions representing retirement contributions which could not be contributed by the Company to the executives’ qualified 401(k) retirement accounts due to Internal Revenue Code limitations, as further discussed under “—Nonqualified Deferred Compensation.”

•

Use of our fractionally owned aircraft for business purposes. Historically, our executives have not used our fractionally owned aircraft for purely personal trips. The amount of compensation for permitted spousal use of our fractionally owned aircraft, though there was none in fiscal year 2007, is equal to the greater of: (a) the incremental cost to us of the usage by the spouse, and (b) the price of a first-class commercial airline ticket for the same trip; and this amount would be included in the “All Other Compensation” column in the Summary Compensation Table.

•

Reimbursement for financial planning, estate planning, tax planning, tax return preparation and financial counseling services (to a maximum of $6,500 per year and unlimited for the Chief Executive Officer). We also reimburse certain individuals, including all executive officers and non-executive officers, for annual medical examinations (up to a maximum of $1,500 per year).

•

Tax gross-ups only as they relate to leased vehicle and expenses under the Executive Car Program for vehicle leases initiated prior to January 1, 2006 that are currently still in service. Beginning on January 1, 2006, we eliminated all reimbursement for the payment of taxes associated with all other perquisites for executive and non-executive officers.

We also permit the executives to participate in compensation and benefit programs generally available to other employees, such as the EIP, 401(k) Retirement Program and supplemental life and disability insurance program.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards of the named executive officers as of the end of fiscal year 2007:

Name	Option Awards (1)					Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Timothy E. Guertin	11/17/2000	120,000	—	$13.95	11/17/2010	—		—
	11/15/2001	136,500	—	$17.95	11/15/2011	—		—
	11/14/2002	134,000	—	$24.38	11/14/2012	—		—
	11/11/2003	140,000	—	$32.10	11/11/2013	—		—
	11/18/2004	165,259	9,741	$39.85	11/18/2014	—		—
	11/17/2005	152,777	97,223	$49.88	11/17/2015	—		—
	11/21/2006	—	300,000	$50.66	11/21/2016	—		—

Total		848,536	406,964			—		—

Elisha W. Finney	11/15/2001	92,000	—	$17.95	11/15/2011	—		—
	11/14/2002	96,000	—	$24.38	11/14/2012	—		—
	11/11/2003	100,000	—	$32.10	11/11/2013	—		—
	11/18/2004	84,990	5,010	$39.85	11/18/2014	—		—
	11/17/2005	61,111	38,889	$49.88	11/17/2015	—		—
	11/21/2006	—	100,000	$50.66	11/21/2016	—		—
						22,000	(2)	$921,580

Total		434,101	143,899			22,000		$921,580

Dow R. Wilson	1/10/2005	29,012	5,561	$40.57	1/9/2015	—		—
	11/17/2005	76,388	48,612	$49.88	11/17/2015	—		—
	11/21/2006	—	125,000	$50.66	11/21/2016	—		—
						44,368	(3)	$1,858,576

Total		105,400	179,173			44,368		$1,858,576

Robert H. Kluge	11/17/2000	155,000	—	$13.95	11/17/2010	—		—
	11/15/2001	100,000	—	$17.95	11/15/2011	—		—
	11/14/2002	96,000	—	$24.38	11/14/2012	—		—
	11/11/2003	100,000	—	$32.10	11/11/2013	—		—
	11/18/2004	75,547	4,453	$39.85	11/18/2014	—		—
	11/17/2005	48,888	31,112	$49.88	11/17/2015	—		—
	11/21/2006	—	80,000	$50.66	11/21/2016	—		—
					8/10/2012	9,000	(2)	$377,010

Total		575,435	115,565			9,000		$377,010

John W. Kuo	3/14/2003	2,225	—	$24.61	3/14/2013	—		—
	11/11/2003	13,800	—	$32.10	11/11/2013	—		—
	11/18/2004	9,915	585	$39.85	11/18/2014	—		—
	7/3/2005	28,886	11,114	$37.15	7/3/2015	—		—
	11/17/2005	36,666	23,334	$49.88	11/17/2015	—		—
	11/21/2006	—	45,000	$50.66	11/21/2016	—		—
						5,000	(4)	$209,450
						12,000	(2)	$502,680

Total		91,492	80,033			17,000		$712,130

(1)

All option awards are granted at an exercise price equal to the fair market value (i.e., the closing price) of the underlying shares of our common stock on the date of grant and expire 10 years from the date of grant. The first 33-1/3% of the options granted vest 12 months from the date of grant and the remainder then vests monthly during the following 24-month period. The following table sets forth the vesting dates for the outstanding option awards:

Grant Date	Vesting Schedule
11/17/2000	33-1/3% on 11/17/2001; pro-rata monthly for next 24 months
11/15/2001	33-1/3% on 11/15/2002; pro-rata monthly for next 24 months
11/14/2002	33-1/3% on 11/14/2003; pro-rata monthly for next 24 months
3/14/2003	33-1/3% on 3/14/2004; pro-rata monthly for next 24 months
11/11/2003	33-1/3% on 11/11/2004; pro-rata monthly for next 24 months
11/18/2004	33-1/3% on 11/18/2005; pro-rata monthly for next 24 months
1/10/2005	33-1/3% on 1/10/2006; pro-rata monthly for next 24 months
7/3/2005	33-1/3% on 7/3/2006; pro-rata monthly for next 24 months
11/17/2005	33-1/3% on 11/17/2006; pro-rata monthly for next 24 months
11/21/2006	33-1/3% on 11/21/2007; pro-rata monthly for next 24 months

(2)	Grant Date Vesting Schedule

8/10/2007	15% on 8/10/2008; 15% on 8/10/2009; 15% on 8/10/2010; 15% on 8/10/2011 and 40% on 8/10/2012

(3)	Grant Date Vesting Schedule

1/10/2005	33-1/3% on 1/10/2010; 33-1/3% on 1/10/2015 and 33-1/3% on 1/10/2020

(4)	Grant Date Vesting Schedule

11/21/2006	33-1/3% on 11/21/2007; 33-1/3% on 11/21/2008 and 33-1/3% on 11/21/2008

(5)	Based on the closing price of our common stock as of September 28, 2007 ($41.89).

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired by the exercise of stock options by each of the named executive officers during fiscal year 2007 along with the value realized on such exercises as calculated based on the difference between the market price of our common stock at exercise and the option exercise price. None of the named executive offers had any restricted stock awards that vested during fiscal year 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Timothy E. Guertin	150,000	$5,076,775	—	—
Elisha W. Finney	40,000	$1,453,287	—	—
Dow R. Wilson	8,638	$124,646	—	—
Robert H. Kluge	—	—	—	—
John W. Kuo	—	—	—	—

Nonqualified Deferred Compensation

The following table sets forth contributions, earnings and distributions during fiscal year 2007, and account balance as of September 28, 2007 for each of the named executive officers, under our nonqualified Deferred Compensation Plan:

Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year (2)($)	Aggregate Earnings in Last Fiscal Year (3)($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year End ($)
Timothy E. Guertin	—		$59,629	$14,678	—		$315,080
Elisha W. Finney	$78,743	(1)	$27,848	$177,597	$(129,918	)(4)	$1,205,205
Dow R. Wilson	—		$36,575	$1,315	—		$37,891
Robert H. Kluge	—		$26,323	$523,939	—		$3,470,627
John W. Kuo	$70,282	(1)	$12,243	$17,545	—		$235,388

(1)	This amount is included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)	These amounts are included in the Summary Compensation Table in the “All Other Compensation” column.

(3)	None of the earnings in this column are included in the Summary Compensation Table because they were not preferential or above market.

(4)	Amount represents a previously-elected “short-term distribution” paid in fiscal year 2007 applicable to the incentives Ms. Finney earned in fiscal year 2003.

Our nonqualified Deferred Compensation Plan—the DCP—is an unfunded and unsecured deferred compensation arrangement that is designed to allow directors, executive officers and certain other management and highly compensated employees, which includes each of our named executive officers, to forego current compensation and defer a specified percentage of their base salary (up to 75%), cash incentive payments (up to 100%) and director fees (applicable only to our non-employee directors) in a manner similar to the way in which our 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Internal Revenue Code. Deferred amounts are our general unsecured obligations and are subject to claims by our creditors. Our general assets or existing rabbi trust may be used to fund our payment obligations and pay DCP benefits. All deferral elections, including payment elections, under the DCP are intended to comply with the requirements of Section 409A of the Internal Revenue Code. We may terminate the DCP by action of the Board in which event benefits will be distributed as soon as the plan and Section 409A of the Internal Revenue Code permit. The Compensation Committee administers the DCP.

Amounts deferred by a participant are credited to a bookkeeping account maintained on behalf of each participant. These bookkeeping accounts are utilized solely as a device for the measurement and determination of amounts to be paid to a participant, or his or her designated beneficiary, pursuant to the terms of the DCP. Amounts credited to each participant under the DCP are periodically adjusted for earnings and/or losses at a rate that is equal to the various investment funds (also referred to as measurement funds) selected by the Compensation Committee or a phantom share basis in our common stock, as elected by the participant. The Compensation Committee may, in its sole discretion, discontinue, substitute or add a measurement fund. Participants may reallocate previously invested money among each of the available measurement funds on a daily basis, with the exception of phantom shares of our common stock. Our corporate officers, including the named executive officers, and the directors may only elect to reallocate previous deferrals into or out of phantom shares of our common stock only one time each year during the period January 1 through January 15. This reallocation becomes effective on the first business day of February of the same year.

Additionally, in order to make retirement contributions that could not be contributed by the Company to eligible participants’ qualified 401(k) retirement accounts due to Internal Revenue Code limitations, in fiscal year 2007, we made supplemental retirement contributions—the Company Supplemental Contributions—equal to the product of (a) the excess of the participant’s base annual salary and any applicable incentive payments over the compensation limit imposed by Section 401(a)(17) of the Internal Revenue Code ($225,000); and (b) our matching contribution rate under the Varian Medical Systems, Inc. Retirement Plan (6%). Further, we may on a discretionary basis credit additional amounts on behalf of the DCP’s participants (these discretionary contributions, together with the Company Supplemental Contributions, are referred to as “Company Contributions”). Participants are always fully vested in the amounts deferred, Company Contributions and any earnings or losses.

Under the DCP, a participant may make separate distribution elections with respect to each year’s deferrals. These distribution elections will include the ability to elect a single lump-sum payment or installment payments for up to 15 years for employees who retire from the Company. Deferrals also may be paid out prior to separation from service in the event of a financial hardship or if the participant makes a “short-term distribution election.” A “short-term distribution election” must be made at the time the participant makes his or her initial deferral elections. Under the DCP, amounts credited as Company Supplemental Contributions are generally paid in the form of a lump sum following a participant’s separation from service (except for those Company Supplemental Contributions made prior to December 31, 2004, which may still be paid in installments upon an employee’s retirement). Non-retirement separations from service generally will result in payments being made in the form of single lump sums.

As of November 23, 2007, the aggregate amount of deferrals into the DCP, plus any unrealized gains and losses, was approximately $38.1 million. Our existing rabbi trust had an insurance asset value of approximately $36.5 million, of which approximately $9.5 million was held in money market accounts.

Potential Payments Upon Termination or Change in Control

Under change in control agreements with senior executives, including the named executive officers, we will pay any of these executives who are terminated other than for death, “disability,” “retirement,” or “cause” or who resign due to “good reason” (as each of those terms are defined in the agreements) within 18 months after a change in control (as defined in the agreements), a lump sum severance amount equal to 3.0 (in the case of the CEO), 2.5 (in the case of our other named executive officers) or 2.0 (in the case of other key employees) times the sum of the individual’s then-current annual base salary, plus the greater of (a) the individual’s most recently established target annual bonus or (b) the average annual bonus that was paid to the individual in the three fiscal years (or lesser number of full fiscal years completed by the individual) ending before the termination date. The termination payments and benefits under the agreements may also be triggered under certain circumstances following a change in control (as defined in the agreements), as determined under the agreements. “Cause” includes, generally, willful failure to perform one’s duties, fraud and certain wrongful acts, felony convictions and court or regulatory orders requiring termination. “Good reason” includes, generally, a material change in duties or material reduction in authority or responsibility, a reduction in total compensation except when an equivalent reduction occurs for the entire class of other similar executives, a material change in employee benefits, relocation and certain breaches of the agreement by us.

In addition, under the agreements, if an individual is terminated under the circumstances described above, then unvested stock options will become immediately exercisable and restrictions on restricted stock will be released as of the individual’s termination date. In addition, we will continue certain insurance and other benefits of the individual under the then-existing terms for up to 24 months (or, if earlier, the start of full-time employment with a new employer), pay the individual a lump sum pro-rata bonus at target for the applicable performance period(s) in which the termination occurs, and provide the individual an election to purchase the automobile leased under the Executive Car Program, if any.

The agreements also provide for certain death and long-term disability benefits in the event of an individual’s death or disability within 18 months after a change in control.

If any payments or benefits (including those under these agreements) result in the imposition of an excise tax as a result of the payments and benefits exceeding the limits imposed by Section 280G of the Internal Revenue Code, then the individual will receive a tax restoration payment in an amount that will place the individual in the same after-tax economic position that the individual would have been in but for the imposition of the excise tax. The preceding sentence will not apply, however, if the amount of the payments and benefits received by the individual is less than 110% of the amount which would cause the individual to exceed the limits imposed by Section 280G. In this case, the amount received by the individual will be reduced so that the aggregate payments and benefits to be received by the individual will be $1.00 less than the threshold imposed under Section 280G.

In general, a “change in control” occurs when (a) a person or entity becomes the beneficial owner of 30% or more of our voting power, (b) “continuing directors”—generally those already on the Board or nominated by those on the Board—are no longer a majority of the Board’s directors, (c) we engage in a merger or similar transaction after which our stockholders do not hold more than 50% of the resulting company or (d) we dissolve, liquidate or sell all or substantially all of our assets. The officers agree not to voluntarily leave us when we are faced with a transaction that might result in a change in control.

The following table summarizes the potential payments and intrinsic value (the value based upon the fiscal year end 2007 closing price of $41.89 for a share of our common stock, and in the case of stock options minus the exercise price) derived from accelerated equity award that may be made to our named executive officers upon a change in control termination if it hypothetically occurred on the last business day of fiscal year 2007 (i.e., September 28, 2007):

	Potential Payments Upon Change-in-Control Termination
	Cash Severance (1)	Benefit Continuation (2)	Intrinsic Value of Accelerated Equity Awards (3)		280G Excise Tax Gross Up (4)	Total
Name			Options	Restricted Stock
Timothy E. Guertin	$4,800,000	$152,282	$19,872	—	—	$4,972,154
Elisha W. Finney	$2,137,500	$122,458	$10,220	$921,580	—	$3,191,758
Dow R. Wilson	$2,520,000	$117,364	$7,341	$1,858,576	—	$4,503,280
Robert H. Kluge	$1,779,514	$93,085	$9,084	$377,010	—	$2,258,693
John W. Kuo	$1,320,000	$102,561	$53,874	$712,130	$857,382	$3,045,946

(1)	Cash severance equal to 2.5 times (3.0 times for Mr. Guertin) the sum of (i) annual base salary rate plus (ii) the greater of (a) the most recently established target bonus or (b) average annual bonus paid over prior three fiscal years. Does not include bonus for year of termination which would be payable in connection with termination in all events as described under “—Other Potential Post-Employment Payments.”

(2)	Value of payment assumes the costs to the Company from the following:

A.	Life insurance cost is calculated based on the cost of converting basic life insurance coverage into an individual policy and “porting” the supplemental life insurance coverage.

B.	Basic Accidental Death & Dismemberment cost is calculated based on the cost of converting to an individual policy.

C.	Financial/tax counseling of $7,500 per year.

Amount assumes 24 months of benefits continuation at fiscal year 2007 costs. Because costs vary depending upon circumstances and eligibility, amount does not include coverage under the Varian Medical Systems, Inc. Disability Plan.

(3)	Based on the closing stock price as of September 28, 2007 ($41.89)

(4)

For Mr. Kuo, the potential payments would result in the imposition of an excise tax as a result of the payments and benefits exceeding the limits imposed by Section 280G of the Internal Revenue Code by more than 110%; as a result, he would receive a tax restoration payment in an amount that would place him in the same after-tax economic position that he would have been in but for the imposition of the excise tax. The tax restoration payments are calculated (i) assuming each executive is subject to maximum applicable federal and state income tax rates and (ii) using the applicable federal rates for September 2007 to calculate the present values of accelerated payments.

Other Potential Post-Employment Payments

In addition to payments under the change in control agreements as set forth above, the named executive officers would be entitled to receive the following upon termination of employment (including reasons due to voluntary resignation, retirement, reduction in force, death, disability, termination without cause not in connection with a change in control and termination with cause not in connection with a change in control) if the termination hypothetically occurred on the last business day of fiscal year 2007 (i.e., September 28, 2007). As of September 28, 2007, only Mr. Guertin and Mr. Kluge qualified for retirement.

Base Salary.    If the named executive officer is terminated as a result of a reduction in force, he or she would receive one week of salary continuation pay (calculated based on their current annualized base salary) for each completed year of service with the Company, which is identical to what we provide our non-executive employees.

Management Incentive Plan and Employee Incentive Plan.    In all cases, if termination of a named executive officer occurred on the last business day of fiscal year 2007, he or she would receive a full payout under the MIP and EIP against targets set for fiscal year 2007. The actual payments made for fiscal year 2007 are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Stock Options.

Termination due to voluntary resignation (applicable to Ms. Finney, Mr. Wilson and Mr. Kuo): For those options granted on November 15, 2001; November 14, 2002; November 11, 2003; November 18, 2004 and January 10, 2005, he or she would have until October 28, 2007 to exercise any of the stock options that were exercisable as of September 28, 2007. For those options granted on July 3, 2005; November 17, 2005 and November 21, 2006, he or she would have until December 28, 2007 to exercise any of the stock options that were exercisable as of September 28, 2007. The unvested and unexercisable stock options as of September 28, 2007 would be forfeited.

Termination due to retirement (applicable to Mr. Guertin and Mr. Kluge): For those options granted on November 17, 2000; November 15, 2001; November 14, 2002; November 11, 2003 and November 18, 2004, he would have until September 28, 2010 to exercise any of the stock options that were exercisable as of September 28, 2007. The options granted on November 18, 2004 and November 17, 2005 (including the portions that were unexercisable as of September 28, 2007), would continue to vest according to the original vesting schedule and he would have until September 28, 2010 to exercise these stock options. For those options granted on November 21, 2006, 255,617 options (Mr. Guertin) and 68,165 options (Mr. Kluge) would continue to vest according to the original vesting schedule and he would have until September 28, 2010 to exercise these stock options and 44,383 options (Mr. Guertin) and 11,835 options (Mr. Kluge) would be forfeited.

Termination due to death: For all outstanding option grants, his or her beneficiary would have until September 28, 2010 to exercise any of the stock options that were exercisable as of September 28, 2007. The unvested and unexercisable stock options as of September 28, 2007 would be forfeited.

Termination due to disability: For all of their outstanding option grants, Ms. Finney, Mr. Wilson and Mr. Kuo would have until September 28, 2008 to exercise any of the stock options that were exercisable as of September 28, 2007. The unvested and unexercisable stock options as of September 28, 2007 would be forfeited. For Mr. Guertin and Mr. Kluge, the treatment would be the same as that listed under “Termination due to retirement” above.

Termination with cause: The named executive officer would only be able to exercise those options that were exercisable as of September 28, 2007 and would not be able to exercise any options after that date. The unvested and unexercisable stock options as of September 28, 2007 would be forfeited.

Termination due to any other reason: For all of their outstanding option grants, Ms. Finney, Mr. Wilson and Mr. Kuo would have until December 28, 2007 to exercise any of the stock options that were exercisable as of September 28, 2007. The unvested and unexercisable stock options as of September 28, 2007 would be forfeited. For Mr. Guertin and Mr. Kluge, the treatment would be the same as that listed under “Termination due to retirement” above.

The outstanding exercisable and unexercisable option awards as of fiscal year end 2007 are reported in the “Number of Securities Underlying Unexercised Options (#) Exercisable” and “Number of Securities Underlying Unexercised Options (#) Unexercisable” columns of the Outstanding Equity Awards at Fiscal Year End Table.

Restricted Shares.    Any unvested restricted shares would be cancelled and forfeited. The unvested restricted shares are reported in the “Number of Shares or Units of Stock That Have Not Vested (#)” column of the Outstanding Equity Awards at Fiscal Year End Table.

Deferred Compensation.    The named executive officer would receive a distribution of the aggregate balance under the DCP beginning in 2008 based on his or her distribution election(s) for each plan year. The aggregate balance under the DCP as of fiscal year end 2007 is reported in the “Aggregate Balance at Last Fiscal Year End” column of the Nonqualified Deferred Compensation Table. Each participant is always fully vested in the value of his or her account balance under the DCP.

401(k) Retirement Program.    The Company ceases matching of the participant’s contributions to his or her 401(k) retirement program upon termination of employment. Each participant is always fully vested in the value of his or her account balance under the program. Upon termination, the participant may receive a distribution of his or her account balance, keep the account with the plan administrator or roll over the account balance to another institution.

Perquisites.    The named executive officers would receive Company Supplemental Contributions under the DCP for 2007 only if his or her eligible cash compensation (determined by the sum of his or her 2007 base salary through September 28, 2007 and the actual fiscal year 2007 cash incentive payout under the MIP) exceeded the compensation limit imposed by Section 401(a)(17) of the Internal Revenue Code ($225,000 for 2007).

Health and Welfare Benefits.    The named executive officers would receive identical benefits provided to our non-executive employees (i.e., access to medical and dental insurance coverage, ability to convert or port existing life and or supplemental life insurance policies and ability to convert existing accidental death and dismemberment insurance policy), for which the Company would incur no incremental cost.

Compensation of Directors

The compensation of directors is determined by the full Board. The Compensation Committee periodically initiates a review of the non-employee director compensation (including cash retainer and meeting fees and equity grants) and recommends to the full Board for adoption any changes to their compensation. Changes to non-employee director compensation are generally made to ensure that their compensation levels are market-competitive and that the compensation structure supports our business objectives, reflects competitive best practices and is cost- and tax-effective. In fiscal year 2007, at the request of the Compensation Committee, FWC performed a review of non-employee director compensation. Based on FWC’s review, which included a competitive benchmark analysis of the non-employee director compensation at our peer companies, the Board effected certain changes to our directors’ equity compensation that will begin on February 15, 2008 which are discussed below. Please refer to the discussion under “—Compensation Discussion and Analysis” for further information on FWC’s engagement by the Compensation Committee and on our peer group.

Annual Cash Compensation.    For fiscal year 2007, each non-employee director received an annual retainer of $45,000, except that the lead director received an annual retainer of $60,000. The chairs of the Compensation Committee and the Nominating Committee received an additional $10,000 annual retainer for serving in these positions, and the chair of the Audit Committee received an additional $15,000. Each non-employee director also received $2,000 for each Board meeting attended ($1,000 if the Board meeting was an in-person meeting and the director attended by telephone or video conference), and $1,500 for each committee meeting attended ($750 if the committee meeting was an in-person meeting and the director attended by telephone or video conference). Directors who are employees receive no compensation for their services in their capacities as directors. The cash compensation reported below for Mr. Levy is for his service as an employee of the Company. All directors, however, receive reimbursement for out-of-pocket expenses of the directors and the directors’ spouses (including tax reimbursement for spousal expenses) associated with attending Board and committee meetings and for expenses related to directors’ continuing education programs.

Currently, directors may convert their cash compensation into options to purchase shares of our common stock at the rate of $1 cash to $4 of stock options, at an exercise price equal to the fair market value (i.e., the closing price) of the common stock on the date of grant, which is the date that the foregone cash compensation otherwise would have been paid. These options are immediately exercisable and expire seven years after the date of grant unless terminated earlier. Effective February 15, 2008, non-employee directors may no longer elect to receive options for shares of our common stock in lieu of cash compensation, but may elect to receive such compensation as full-value shares of our common stock, at a value equal to the fair market value of our common stock on the date that the foregone cash compensation otherwise would have been paid. Directors may alternatively elect to defer their retainer and/or meeting fees under our DCP. Please refer to the discussion under “—Nonqualified Deferred Compensation” for more information.

Equity Compensation.    The Second Amended Stock Plan provides for the discretionary grant of non-qualified stock options and Deferred Stock Units to non-employee directors. Currently, each new non-employee director receives an initial grant of non-qualified stock options for 16,000 shares of common stock and a grant of 4,000 Deferred Stock Units and each continuing non-employee director receives an annual grant of non-qualified stock options for 8,000 shares of common stock and a grant of 2,000 Deferred Stock Units.

Effective February 15, 2008, the Board will no longer award an initial grant of stock options or Deferred Stock Units to a new non-employee director, and will grant to each continuing non-employee director an annual award of a non-qualified stock option to purchase 5,000 shares of our common stock and an annual grant of Deferred Stock Units having a fair market value on the date of grant of $100,000, based on the fair market value (i.e., the closing price) of our common stock on the date of grant. The exercise price of each non-employee director option will be equal to the fair market value of the underlying shares of our common stock on the date of grant. Stock options granted are immediately exercisable and expire seven years after the date of grant unless terminated earlier. Deferred Stock Units generally vest ratably over a period of not less than one year from the date of grant. Unless otherwise provided in the grant agreement as determined by the Board, payment of Deferred Stock Units will be made in shares of our common stock, with one share of our common stock issued for each Deferred Stock Unit. Payment may be made in a lump sum, in installments and may be made on a deferred basis.

The following table sets forth the compensation received by each director (other than Mr. Guertin, whose compensation is set forth under the Summary Compensation Table above) during fiscal year 2007:

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Susan L. Bostrom	$65,500	$107,593	$123,201	—	—	—	$296,394
John Seely Brown	$59,000	$107,593	$123,201	—	—	—	$289,794
R. Andrew Eckert	$87,000	$107,593	$123,201	—	—	—	$317,794
Mark R. Laret	$66,500	$122,647	$246,402	—	—	—	$435,549
Steven A. Leibel, M.D.	—	—	—	—	—	—	—
Richard M. Levy	—	—	—	$8,108	—	$436,843	$444,951
Allen S. Lichter, M.D.	$59,000	$107,593	$123,201	—	—	—	$289,794
David W. Martin, Jr., M.D.	$28,000	$107,593	$137,522	—	—	—	$273,115
Ruediger Naumann-Etienne	$84,500	$107,593	$123,201	—	—	—	$315,294
Kent J. Thiry	$83,000	$107,593	$123,201	—	—	—	$313,794
Samuel Hellman	$6,500	$46,272	—	—	—	—	$52,772

(1)	Mr. Laret was elected to the Board on February 15, 2007. Accordingly, on February 16, 2007, he received stock options to purchase 16,000 shares and 4,000 Deferred Stock Units in association with his election. Dr. Hellman retired from the Board effective February 15, 2007 and therefore received no annual retainer fee during fiscal year 2007. Dr. Leibel was appointed to the Board on October 1, 2007, and therefore received no compensation during fiscal year 2007. Mr. Levy is an employee of the Company and therefore receives no compensation for his service as a member of the Board. His compensation as an employee is described in this table and below.

(2)	Ms. Bostrom, Mr. Brown and Mr. Thiry elected to defer their respective annual retainer and meeting fees into our DCP. Dr. Hellman elected to defer $5,000 of his meeting fees into our DCP.

(3)	This column represents the compensation expense recognized for financial statement reporting purposes in fiscal year 2007 for Deferred Stock Units granted in fiscal year 2007 and in prior years, in accordance with SFAS 123(R). Deferred Stock Units vest quarterly over a period of one year from the date of grant and will be distributed to the director upon the earlier of three years after the date of grant or upon departure from the Board (e.g., upon retirement or resignation). The following directors had outstanding Deferred Stock Units as of the end of fiscal year 2007: Ms. Bostrom (4,000), Mr. Brown (4,000), Mr. Eckert (4,000), Mr. Laret (4,000), Dr. Lichter (4,000, of which 1,000 Deferred Stock Units were unvested and forfeited on October 1, 2007 effective with his resignation from our Board), Dr. Martin (4,000), Mr. Naumann-Etienne (4,000) and Mr. Thiry (4,000). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of the Deferred Stock Units granted in fiscal year 2007 pursuant to SFAS 123(R) was as follows: Ms. Bostrom ($99,480), Mr. Brown ($99,480), Mr. Eckert ($99,480), Mr. Laret ($198,960), Dr. Lichter ($99,480), Dr. Martin ($99,480), Mr. Naumann-Etienne ($99,480) and Mr. Thiry ($99,480). Please refer to Note 12, “Employee Stock Plans,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 26, 2007 for the relevant assumptions used to determine the compensation cost of our stock and option awards. These amounts reflect the Company’s accounting expense for these awards, and do not represent the actual value that may be realized by the directors.

(4)

This column represents both the compensation expense recognized for financial statement reporting purposes in fiscal year 2007 and the grant date fair value of option awards for stock option awards granted in fiscal year 2007 in accordance with SFAS 123(R). No amounts from prior year option awards are included as option awards to directors vest immediately upon grant and therefore the related compensation expense is recognized immediately upon grant. Options are immediately exercisable and expire seven years after the date of grant unless terminated earlier. The following directors had outstanding stock options as of the end of fiscal year 2007: Ms. Bostrom (56,000), Mr. Brown (92,092), Mr. Eckert (31,000), Mr. Laret (16,000), Dr. Lichter (51,000), Dr. Martin (173,230), Mr. Naumann-Etienne (51,000), Mr. Thiry (46,000) and Dr. Hellman (35,018). Dr. Martin elected to convert his $60,000 of annual retainer fees to stock options. As a result, he received options for 4,826 shares of common stock at an exercise price of $49.74 (the closing price on February 16, 2007). Pursuant to SEC rules, the amount represented under this column for Dr. Martin includes

$14,321 of incremental grant date fair value under SFAS 123(R) associated with the 4,826 options granted over the $60,000 of cash foregone. Please refer to Note 12, “Employee Stock Plans,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 26, 2007 for the relevant assumptions used to determine the compensation cost of our stock and option awards. These amounts reflect the Company’s accounting expense for these awards, and do not represent the actual value that may be realized by the directors.

(5)	Our director incentive plans do not contain cash-based programs. Amount for Mr. Levy represents his participation in the EIP.

(6)	Not applicable to our deferred compensation programs.

(7)	Amount for Mr. Levy includes salary ($392,710), Company Supplemental Contributions ($39,356), Company-paid premiums for group term life insurance ($4,488) and reimbursement for spousal travel for business purposes ($289).

Effective as of the close of business on February 17, 2006, Mr. Levy stepped down as our Chief Executive Officer while remaining as Chairman of the Board and a non-executive employee. In his role as a non-executive employee, Mr. Levy provides ongoing advice and counsel to management on strategic business and technological matters, and is involved with investor groups and key customers. The full Board determines Mr. Levy’s compensation, upon the recommendation of the Compensation Committee. As an employee, for the period from February 16, 2007 through February 15, 2008, Mr. Levy will receive an annual base salary of $320,000. Effective as of the close of business on February 15, 2008, Mr. Levy’s annual base salary will be reduced to $160,000. We have since February 2006 and will continue to provide him with leased offsite office space at fair market value and a part-time administrator. Mr. Levy is also eligible to receive our non-executive employee health and welfare benefits, subject to his election and contributions towards those benefit plans. He does not receive any separate compensation for his duties serving on the Board.

Mr. Levy is not eligible to participate in the MIP or in other executive perquisite programs, including the Executive Car Program and reimbursement for executive physicals and financial, estate and tax planning services, is not eligible for grants of stock options or other stock awards and, effective February 2007, was no longer eligible for Company Supplemental Contributions. Mr. Levy is eligible to participate in the Company’s EIP. Consistent with our Corporate Aircraft Policy, Mr. Levy may use our aircraft for business-related purposes as a member of the Board.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or the Compensation Committee.

Equity Compensation Plan Information

The following table provides information as of September 28, 2007 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

	A		B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by security holders	10,776,253	(1)	$35.91	8,069,766	(2)
Equity compensation plans not approved by security holders(3)	4,808,387		$28.91	—

Total	15,584,640		$33.75	8,069,766

(1)	Consists of awards granted under the Omnibus Stock Plan, the 2005 Omnibus Stock Plan, the Amended and Restated 2005 Omnibus Stock Plan and the Second Amended Stock Plan. Effective February 17, 2005, no further grants can be made under the Omnibus Stock Plan.

(2)	Includes 4,765,948 shares available for future issuance under the Employee Stock Purchase Plan.

(3)	Consists of the 2000 Stock Option Plan. Effective February 17, 2005, no further grants can be made under the 2000 Stock Option Plan.

During November 2000, we adopted the Varian Medical Systems, Inc. 2000 Stock Option Plan—the 2000 Plan—that provided for the granting of stock options, SARs, Restricted Stock, performance units and performance shares to employees and consultants, but not officers or directors. The Compensation Committee administers the 2000 Plan. Options could be granted at exercise prices determined by the Compensation Committee in its discretion and be exercisable at such times and be subject to such conditions as the Compensation Committee determines, but no option can be exercised later than 10 years from the date of grant. Options granted under the 2000 Plan all provide for an exercise price of not less than fair market value on the date of grant and have been generally exercisable in the following manner: the first one-third of the options granted vest 12 months from the date of grant and the remainder then vests monthly during the following 24-month period thereafter. The Compensation Committee similarly has broad discretion with respect to terms and conditions of SARs, Restricted Stock and other performance awards. The exercise price of any SARs could not, however, be less than 100% of the fair market value of the common stock at the date of the grant, while the initial value of performance units could not exceed the fair market value and that of performance shares had to equal the fair market value. Payout of SARs, performance shares or performance unit awards could be in cash, shares or a combination thereof. Restrictions on Restricted Stock awards could be based upon achievement of specific performance criteria, applicable securities laws or other bases, including continued employment. Effective February 17, 2005, no further grants could be made from the 2000 Stock Option Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

The Nominating Committee is responsible for the review, approval, or ratification of “related-person transactions” between the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, nominee for director, executive officer, or more than five percent stockholder of the Company since the beginning of the last fiscal year and their immediate family members. Such transactions may include employment or consulting relationships with a related person or contracts under which we receive goods or services from (or provide goods and services to) a related person or a company for which the related person is an employee or otherwise affiliated. The Board has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or one of its subsidiaries is a participant and a related person has a direct or indirect material interest. Generally for a transaction to be approved, the Nominating Committee must be informed or have knowledge of (i) the related person’s relationship to the Company and interest in the transaction; (ii) the material facts of the proposed transaction, including a description of the nature and potential aggregate value of the possible transaction; (iii) the benefits, if any, to the Company of the proposed transaction; (iv) if applicable, the availability of other sources of comparable products or services; and (v) an assessment of whether the proposed transaction or situation is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Nominating Committee has, however, determined that a related person does not have a direct or indirect material interest in the following categories of transactions:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1 million, or 2% of that company’s total annual revenue, and the related person is not involved in the decision-making process for such transaction;

•

any charitable contribution, grant, or endowment by the Company to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million, or 2% of the charitable organization’s total annual receipts, and the related person is not involved in the decision-making process for such transaction;

•	compensation to executive officers determined by the Compensation Committee;

•	compensation to directors determined by the Board; and

•	transactions in which all security holders receive proportional benefits.

Transactions involving related persons that are not included in one of the above categories are forwarded to the Company’s legal department to determine whether the related person could have a direct or indirect material interest in the transaction, and any such transaction is forwarded to the Nominating Committee for review. The Nominating Committee determines whether the related person has a material interest in a transaction and may approve, ratify, terminate, or take other action with respect to the transaction in its discretion.

Transactions with Related Persons

The Nominating Committee determined, based on a review of transactions submitted during fiscal year 2007, that no related person had a direct or indirect material interest in any such transaction.

Appendix A

AMENDMENT NO. 1

TO THE

VARIAN MEDICAL SYSTEMS, INC.

SECOND AMENDED AND RESTATED

2005 OMNIBUS STOCK PLAN

Varian Medical Systems, Inc. having previously established the Varian Medical Systems, Inc. Second Amended and Restated 2005 Omnibus Stock Plan (the “Plan”), hereby amends the Plan, effective as of February 15, 2008 as follows:

Section 4.1 is amended by the insertion of the following before the last sentence of Section 4.1:

Effective upon approval of this amendment by the stockholders of the Company, an additional 2.6 million Shares shall be available for issuance under the Plan.

IN WITNESS WHEREOF, Varian Medical Systems, Inc., by its duly authorized officer, has executed the Plan on the date indicated below.

VARIAN MEDICAL SYSTEMS, INC.

Dated:	By:
John W. Kuo
Corporate Vice President, General Counsel & Secretary

VARIAN MEDICAL SYSTEMS, INC.

SECOND AMENDED AND RESTATED

2005 OMNIBUS STOCK PLAN

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

VARIAN MEDICAL SYSTEMS, INC.

SECOND AMENDED AND RESTATED

2005 OMNIBUS STOCK PLAN

SECTION 1

BACKGROUND AND PURPOSE

1.1    Effective Date.    This Second Amended and Restated 2005 Omnibus Stock Plan was originally adopted by Varian Medical Systems, Inc., a Delaware corporation, on November 19, 2004 (the “Adoption Date”) and became effective upon its approval by a majority of the shares of the common stock of the Company’s stockholders on February 17, 2005 (the “Effective Date”). On December 7, 2005, the Board approved an amended and restated Plan, which was approved at the Company’s 2006 Annual Meeting of Stockholders. On November 17, 2006, the Board approved this amended and restated Plan, provided that this Plan amendment is approved by a vote of the majority of the shares of the common stock of the Company which are present in person or by proxy and entitled to vote at the Company’s 2007 Annual Meeting of Stockholders.

1.2    Purpose of the Plan.    The Plan is intended to increase incentives and to encourage Share ownership on the part of (1) employees of the Company and its Affiliates, (2) consultants who provide significant services to the Company and its Affiliates, and (3) directors of the Company who are employees of neither the Company nor any Affiliate. The Plan also is intended to further the growth and profitability of the Company. The Plan is intended to permit the grant of Awards that qualify as performance-based compensation under section 162(m) of the Code.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1    “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2    “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.3    “Award” means, individually or collectively, a grant under the Plan of Non-qualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares or Deferred Stock Units.

2.4    “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan.

2.5    “Board” means the Board of Directors of the Company.

2.6    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.7    “Committee” means the committee appointed by the Board (pursuant to Section 3.1) to administer the Plan.

2.8    “Company” means Varian Medical Systems, Inc., a Delaware corporation, or any successor thereto.

2.9    “Consultant” means any consultant, independent contractor, or other person who provides significant services to the Company or its Affiliates, but who is neither an Employee nor a Director.

2.10    “Deferred Stock Unit” means a Deferred Stock Unit granted pursuant to Section 9.5.

2.11    “Director” means any individual who is a member of the Board.

2.12    “Disability” means a permanent and total disability within the meaning of section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Committee in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time. Notwithstanding the foregoing, to the extent “Disability” is used to establish a payment event with respect to any Award subject to section 409A of the Code, “Disability” shall have the meaning set forth in section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.

2.13    “EBIT” means as to any Performance Period, the Company’s or a business unit’s income before reductions for interest and taxes, determined in accordance with generally accepted accounting principles.

2.14    “EBITDA” means as to any Performance Period, the Company’s or a business unit’s income before reductions for interest, taxes, depreciation and amortization, determined in accordance with generally accepted accounting principles.

2.15    “Earnings Per Share” means as to any Performance Period, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

2.16    “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.17    “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.18    “Fair Market Value” means the last quoted per share selling price for Shares on the relevant date, or if there were no sales on such date, the last quoted per share price for Shares on the next date on which there were sales of Shares. Notwithstanding the preceding, for federal, state and local income tax reporting purposes, fair market value shall be determined by the Committee in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.19    “Fiscal Year” means the fiscal year of the Company.

2.20    “Grant Date” means, with respect to an Award, the date that the Award was granted.

2.21    “Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of section 422 of the Code.

2.22    “Net Income” means as to any Performance Period, the Company’s or a business unit’s income after taxes, determined in accordance with generally accepted accounting principles.

2.23    “Net Orders” means as to any Performance Period, the Company’s or a business unit’s net orders calculated (and reviewed by the Company’s external independent auditors in accordance with agreed standard procedures) for and reported in the Company’s quarterly financial earnings press release filed by the Company on a Current Report on Form 8-K.

2.24    “Non-employee Director” means a Director who is an employee of neither the Company nor of any Affiliate.

2.25    “Non-qualified Stock Option” means an option to purchase Shares which is not intended to be an Incentive Stock Option.

2.26    “Operating Cash Flow” means as to any Performance Period, the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

2.27    “Option” means an Incentive Stock Option or a Non-qualified Stock Option.

2.28    “Participant” means an Employee, Consultant, or Non-employee Director who has an outstanding Award.

2.29    “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) EBIT, (b) EBITDA, (c) Earnings Per Share, (d) Net Income, (e) Operating Cash Flow, (f) Return on Assets, (g) Return on Equity, (h) Return on Sales, (i) Revenue, (j) Shareholder Return, (k) orders or Net Orders, (l) expenses, (m) cost of goods sold, (n) profit/loss or profit margin, (o) working capital, (p) operating income, (q) cash flow, (r) market share, (s) return on equity, (t) economic value add, (u) stock price of the Company’s stock, (v) price/earning ratio, (w) debt or debt-to-equity ratio, (x) accounts receivable, (y) cash, (z) write-off, (aa) assets, (bb) liquidity, (cc) operations, (dd) intellectual property (e.g., patents), (ee) product development, (ff) regulatory activities, (gg) manufacturing, production or inventory, (hh) mergers, acquisitions or divestitures, (ii) financings, (jj) days sales outstanding, (kk) backlog, (ll) deferred revenue, and (mm) employee headcount. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Committee shall determine whether any significant element(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participant. “Determination Date” means the latest possible date that will not jeopardize an Award’s qualification as performance-based compensation under section 162(m) of the Code. Notwithstanding the previous sentence, for Awards not intended to qualify as performance-based compensation, “Determination Date” shall mean such date as the Committee may determine in its discretion.

2.30    “Performance Period” means any fiscal period not to exceed three consecutive Fiscal Years, as determined by the Committee in its sole discretion.

2.31    “Performance Share” means a Performance Share granted to a Participant pursuant to Section 8.

2.32    “Performance Unit” means a Performance Unit granted to a Participant pursuant to Section 8.

2.33    “Period of Restriction” means the period during which shares of Restricted Stock are subject to forfeiture and/or restrictions on transferability.

2.34    “Plan” means the Varian Medical Systems, Inc. Second Amended and Restated 2005 Omnibus Stock Plan, as set forth in this instrument and as hereafter amended from time to time.

2.35    “Prior Plans” means the Varian Medical Systems, Inc. Omnibus Stock Plan approved by the Company’s stockholders effective April 3, 1999 and the Varian Medical Systems, Inc. 2000 Stock Plan adopted by the Company’s Board of Directors effective November 17, 2000.

2.36    “Restricted Stock” means an Award granted to a Participant pursuant to Section 7.

2.37    “Restricted Stock Units” means a Restricted Stock Unit granted to a Participant pursuant to Section 7.

2.38    “Retirement” means, in the case of an Employee or a Non-employee Director, “Retirement” as defined pursuant to the Company’s or the Board’s Retirement Policies, as they may be established from time to time. With respect to a Consultant, no Termination of Service shall be deemed to be on account of “Retirement.”

2.39    “Return on Assets” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s EBIT before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

2.40    “Return on Equity” means as to any Performance Period, the percentage equal to the Company’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

2.41    “Return on Sales” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s EBIT before incentive compensation, divided by the Company’s or the business unit’s, as applicable, Revenue, determined in accordance with generally accepted accounting principles.

2.42    “Revenue” means as to any Performance Period, the Company’s or a business unit’s net sales, determined in accordance with generally accepted accounting principles.

2.43    “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, as amended, and any future regulation amending, supplementing or superseding such regulation.

2.44    “Section 16 Person” means a person who, with respect to the Shares, is subject to section 16 of the 1934 Act.

2.45    “Shareholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a Share.

2.46    “Shares” means shares of the Company’s common stock, $1.00 par value.

2.47    “Stock Appreciation Right” or “SAR” means an Award, granted alone, in connection or in tandem with a related Option, that pursuant to Section 6 is designated as a SAR.

2.48    “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.49    “Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate; (b) in the case of a Consultant, a cessation of the service relationship between a Consultant and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous re-engagement of the consultant by the Company or an Affiliate; and (c) in the case of a Non-employee Director, a cessation of the Non-employee Director’s service on the Board for any reason. Notwithstanding the foregoing, to the extent that “Termination of Service” is used to establish a payment event with respect to any Award subject to section 409A of the Code, “Termination of Service” shall have the same meaning as “Severance from Service” as that term is defined in section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.

SECTION 3

ADMINISTRATION

3.1    The Committee.    The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) Directors. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as (a) a “non-employee director” under Rule 16b-3, (b) an “independent director” under section 303A.02 of the New York Stock Exchange listing standards rules, and (c) an “outside director” under section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

3.2    Authority of the Committee.    It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees and Consultants shall be granted Awards, (b) prescribe the terms and conditions of the Awards (other than the Options granted to Non-employee Directors pursuant to Section 9), (c) interpret the Plan and the Awards, (d) adopt such procedures, agreements, arrangements, sub plans and terms as are necessary or appropriate to permit participation in the Plan by Employees, Consultants and Directors who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules. Notwithstanding any contrary provision of the Plan, the Committee may reduce the amount payable under any Award (other than an Option) after the grant of such Award.

3.3    Delegation by the Committee.    The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to Section 16 Persons, (b) in any way which would jeopardize the Plan’s qualification under Rule 16b-3, or (c) with respect to Awards which are intended to qualify as performance-based compensation under section 162(m) of the Code.

3.4    Non-employee Directors.    Notwithstanding any contrary provision of this Section 3, the Board shall administer Section 9 of the Plan, and the Committee shall exercise no discretion with respect to Section 9. In the Board’s administration of Section 9 and the Awards and any Shares granted to Non-employee Directors, the Board shall have all of the authority and discretion otherwise granted to the Committee with respect to the administration of the Plan.

3.5    Decisions Binding.    All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1    Number of Shares.    As of the Effective Date, and subject to adjustment as provided in Section 4.3, the total number of Shares available for issuance under the Plan shall not exceed 4,000,000, plus such number of Shares as are granted pursuant to substitute Options under Sections 5.3.3 and 9.3. No further grants may be made under the Prior Plans, but Shares authorized for issuance under the Prior Plans that have not been issued under the prior Plans may be issued pursuant to Awards granted under this Plan in addition to the number of Shares specified immediately above. In addition, if an award previously granted under the Prior Plans terminates, expires, or lapses for any reason, any Shares subject to such award shall again be available to be the subject of an Award under the Plan. Shares issued under the Plan may be either authorized but unissued Shares or treasury Shares. Upon approval of this Plan by the stockholders of the Company, an additional 2,650,000 Shares shall be available for issuance under the Plan. For purposes of the total number of Shares available for grant under this Plan, any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against the limit stated in this Section 4.1 as one (1) Share for every (1) Share issued, and any shares issued in connection with Awards other than Options and Stock Appreciation Rights shall be counted against the limit stated in this Section 4.1 as 2.5 Shares for every one (1) Share issued. Except as provided in Section 4.2, if fewer Shares are issued in settlement of an Award than were covered by such Award, then the Shares not issued shall not be available for issuance under the Plan. All of the Shares available for issuance under the Plan may be issued as Incentive Stock Options.

4.2    Lapsed Awards.    If an Award terminates, expires, or lapses for any reason, any Shares subject to such Award again shall be available to be the subject of an Award. In addition, Shares issued pursuant to Awards assumed or issued in substitution of other awards in connection with the acquisition by the Company of an unrelated entity shall not reduce the maximum number of Shares issuable under Section 4.1.

4.3    Adjustments in Awards and Authorized Shares.    In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, the Committee shall adjust the number and class of Shares which may be delivered under the Plan, the number, class, and price of Shares subject to outstanding Awards, and the numerical limit of Section 5.1 in such manner as the Committee (in its sole discretion) shall determine to be appropriate to prevent the dilution or diminution of such Awards. In the case of

Options granted to Non-employee Directors, the foregoing adjustments shall be made by the Board. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

SECTION 5

STOCK OPTIONS

5.1    Grant of Options.    Subject to the terms and provisions of the Plan, Options may be granted to Employees and Consultants at any time and from time to time as determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options covering more than 4,000,000 Shares. The Committee may grant Incentive Stock Options, Non-qualified Stock Options, or a combination thereof. Non-Qualified Stock Options may be granted under the Plan pursuant to Section 9 to Non-employee Directors by the Board, which shall determine the terms of such Options.

5.2    Award Agreement.    Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise of the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement shall specify whether the Option is intended to be an Incentive Stock Option or a Non-qualified Stock Option.

5.3    Exercise Price.    Subject to the provisions of this Section 5.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

5.3.1    Non-qualified Stock Options.    In the case of a Non-qualified Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

5.3.2    Incentive Stock Options.    In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to section 424(d) of the Code) owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

5.3.3    Substitute Options.    Notwithstanding the provisions of Sections 5.3.1 and 5.3.2, in the event that the Company or an Affiliate consummates a transaction described in section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with section 424(a) of the Code, shall determine the exercise price of such substitute Options.

5.4    Expiration of Options.

5.4.1    Expiration Dates.    Subject to Section 10.13, except as set forth in each Award Agreement, each Option shall terminate no later than the first to occur of the following events:

(a) The expiration of seven (7) years from the Grant Date; or

(b) The expiration of three (3) months from the date of the Participant’s Termination of Service for a reason other than the Participant’s death, Disability or Retirement; or

(c) The expiration of one (1) year from the date of the Participant’s Termination of Service by reason of Disability; or

(d) The expiration of three (3) years from the date of the Participant’s Retirement (subject to Section 5.8.2 regarding Incentive Stock Options); or

(e) The date of the Participant’s Termination of Service by the Company for cause (as determined by the Company).

5.4.2    Death of Participant.    Subject to Section 10.13, notwithstanding Section 5.4.1, if a Participant who is an Employee dies prior to the expiration of his or her Options, his or her Options shall be exercisable until the expiration of three (3) years after the date of death. If a Participant who is a Consultant dies prior to the expiration of his or her Options, the Committee, in its discretion, may provide that his or her Options shall be exercisable for up to three (3) years after the date of death.

5.4.3    Committee Discretion.    Subject to the limits of Sections 5.4.1, 5.4.2 and 10.13, the Committee, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted and before such Option expires, extend the maximum term of the Option (subject to Section 5.8.4 regarding Incentive Stock Options).

5.5    Exercisability of Options.    Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option. If a Participant dies while an Employee, the exercisability of his or her Options shall be fully accelerated to the date of Termination of Service.

5.6    Payment.    Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or (b) by any other means which the Committee, in its sole discretion, determines both to provide legal consideration for the Shares and to be consistent with the purposes of the Plan.

As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant’s designated broker) Share certificates (which may be in book entry form) representing such Shares.

5.7    Restrictions on Share Transferability.    The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable Federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

5.8    Certain Additional Provisions for Incentive Stock Options.

5.8.1    Exercisability.    The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

5.8.2    Termination of Service.    If any portion of an Incentive Stock Option is exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death (unless (a) the Participant dies during such three-month period, and (b) the Award Agreement or the Committee permits later exercise), the portion so exercised shall be deemed a Non-qualified Stock Option.

5.8.3    Company and Subsidiaries Only.    Incentive Stock Options may be granted only to persons who are employees of the Company or a Subsidiary on the Grant Date.

5.8.4    Expiration.     No Incentive Stock Option may be exercised after the expiration of seven (7) years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to section 424(d) of the Code, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

SECTION 6

STOCK APPRECIATION RIGHTS

6.1    Grant of SARs.    Subject to the terms and conditions of the Plan, SARs may be granted to Employees and Consultants at any time and from time to time as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant shall be granted SARs covering more than 2,000,000 Shares.

6.2    Exercise Price and Other Terms.    The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. However, the exercise price of a SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

6.3    SAR Agreement.    Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

6.4    Expiration of SARs.    A SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 and 10.13 also shall apply to SARs.

6.5    Payment of SAR Amount.    Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b) The number of Shares with respect to which the SAR is exercised.

6.6    Payment Upon Exercise of SAR.    At the discretion of the Committee, payment for a SAR may be in cash, Shares or a combination thereof.

SECTION 7

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1    Grant of Restricted Stock and Restricted Stock Units.    Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock or Restricted Stock Units to Employees and Consultants in such amounts as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Shares to be granted to each Participant, provided that during any Fiscal Year, no Participant shall be granted more than 400,000 Shares of Restricted Stock or Restricted Stock Units.

7.2    Restricted Stock and Restricted Stock Units Agreement.    Each Award of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, any price to be paid for the Shares, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.3    Transferability.    Shares of Restricted Stock or Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.4    Other Restrictions.    The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock or Restricted Stock Units as it may deem advisable or appropriate, in accordance with this Section 7.4.

7.4.1    General Restrictions.    The Committee may set restrictions based upon the achievement of specific performance objectives (Company-wide, business unit or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

7.4.2    Section 162(m) Performance Restrictions.    For purposes of qualifying grants of Restricted Stock and Restricted Stock Units as “performance-based compensation” under section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock or Restricted Stock Units to qualify as “performance-based compensation” under section 162(m) of the Code. In granting Restricted Stock or Restricted Stock Units which is intended to qualify under section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock or Restricted Stock Units under section 162(m) of the Code (e.g., in determining the Performance Goals).

7.4.3    Legend on Certificates.    The Committee, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Varian Medical Systems, Inc. 2005 Omnibus Stock Plan, and in a Restricted Stock Agreement. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of Varian Medical Systems, Inc.”

7.5    Removal of Restrictions.    Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse, and remove any restrictions. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 7.4 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant.

7.6    Voting Rights.    During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless otherwise provided in the Award Agreement.

7.7    Dividends and Other Distributions.    During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

7.8    Return of Restricted Stock to Company.    On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

SECTION 8

PERFORMANCE UNITS AND PERFORMANCE SHARES

8.1    Grant of Performance Units and Shares.    Performance Units and Performance Shares may be granted to Employees and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Units and Performance Shares granted to any Participant, provided that during any Fiscal Year, no more than 400,000 Performance Shares or Performance Units may be granted to any Participant.

8.2    Initial Value.    Each Performance Unit shall have an initial value that is established by the Committee on or before the Grant Date, provided that such value shall not exceed the Fair Market Value of a Share on the Grant Date. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

8.3    Performance Objectives and Other Terms.    The Committee shall set performance objectives in its discretion, which, depending on the extent to which they are met, will determine the number or value of Performance Units or Shares that will be paid out to the Participants. The Committee may set performance objectives based upon the achievement of Company-wide, business unit, or individual goals, or any other basis determined by the Committee in its discretion. The time period during which the performance objectives must be met shall be called the “Performance Period.” Each Award of Performance Units or Shares shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

8.3.1    General Performance Objectives.    The Committee may set performance objectives based upon the achievement of Company-wide, business unit or individual goals, or any other basis determined by the Committee in its discretion.

8.3.2    Section 162(m) Performance Objectives.    For purposes of qualifying grants of Performance Units or Shares as “performance-based compensation” under section 162(m) of the Code, the Committee, in its discretion, may determine that the performance objectives applicable to Performance Units or Shares shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Performance Units or Shares to qualify as “performance-based compensation” under section 162(m) of the Code. In granting Performance Units or Shares which are intended to qualify under section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units or Shares under section 162(m) of the Code (e.g., in determining the Performance Goals).

8.4    Earning of Performance Units and Performance Shares.    After the applicable Performance Period has ended, the Participant shall be entitled to receive a payout of the number of Performance Units or Shares earned during the Performance Period, depending upon the extent to which the applicable performance objectives have been achieved. After the grant of a Performance Unit or Share, the Committee, in its sole discretion, may reduce or waive any performance objectives for Award.

8.5    Form and Timing of Payment.    Payment of earned Performance Units or Performance Shares shall be made as soon as practicable after the expiration of the applicable Performance Period. The Committee, in its sole discretion, may pay such earned Awards in cash, Shares or a combination thereof.

8.6    Cancellation.    On the date set forth in the Award Agreement, all unearned or unvested Performance Units or Performance Shares shall be forfeited to the Company, and again shall be available for grant under the Plan.

SECTION 9

NON-EMPLOYEE DIRECTORS

9.1    Non-Employee Director Options.    Subject to the terms and provisions of the Plan, Non-qualified Stock Options may be issued to Non-employee Directors at any time and from time to time, as determined by the Board in its sole discretion, including the number of Shares subject to each Option, and the terms and conditions of such Awards.

9.2    Terms of Options.

9.2.1    Option Agreement.    Each Option granted pursuant to this Section 9 shall be evidenced by a written stock option agreement, which shall be executed by the Non-employee Director and the Company.

9.2.2    Exercise Price.    The Exercise Price for the Shares subject to each Option granted pursuant to this Section 9 shall be one hundred percent (100%) of the Fair Market Value of such Shares on the Grant Date.

9.2.3    Exercisability.    Unless provided otherwise in an Award Agreement, each Option granted pursuant to this Section 9 shall be fully exercisable on the Grant Date.

9.2.4    Expiration of Options.    Subject to Section 10.13, unless provided otherwise in an Award Agreement, each Option shall terminate upon the first to occur of the following events:

(a) The expiration of seven (7) years from the Grant Date; or

(b) The expiration of three (3) months from the date of the Non-employee Director’s Termination of Service for a reason (including, but not limited to the Non-Employee Director’s resignation) other than death, Disability, completion of the Participant’s term as a Director or Retirement; or

(c) The expiration of three (3) years from the date of the Non-employee Director’s Termination of Service by reason of completion of the Participant’s term as a Director, Disability or Retirement.

9.2.5    Death of Director.    Subject to Section 10.13, notwithstanding Section 9.2.4, if a Non-employee Director dies prior to the expiration of his or her options in accordance with Section 9.2.4, his or her options shall terminate three (3) years after the date of his or her death.

9.2.6    Not Incentive Stock Options.    Options granted pursuant to this Section 9 shall not be designated as Incentive Stock Options.

9.2.7    Other Terms.    Unless provided otherwise in an Award Agreement, all provisions of the Plan not inconsistent with this Section 9 shall apply to Options granted to Non-employee Directors; provided, however, that Section 5.2 (relating to the Committee’s discretion to set the terms and conditions of Options) shall be inapplicable with respect to Non-employee Directors.

9.3    Substitute Options.    Notwithstanding the provisions of Section 9.2.2, in the event that the Company or an Affiliate consummates a transaction described in section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Non-employee Directors on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with section 424(a) of the Code, shall determine the exercise price of such substitute Options.

9.4    Elections by Non-employee Directors.    Pursuant to such procedures as the Board (in its discretion) may adopt from time to time, each Non-employee Director may elect to forego receipt of all or a portion of the annual retainer, committee chair fees, meeting attendance fees and other cash compensation otherwise due to the Non-employee Director in exchange for Shares. The number of Shares received by any Non-employee Director shall equal the amount of foregone compensation divided by the Fair Market Value of a Share on the date that the compensation otherwise would have been paid to the Non-employee Director, rounded up to the nearest whole number of Shares. In addition, pursuant to such procedures as the Board (in its discretion) may adopt from time to time, each Non-employee Director may elect to forego receipt of all or a portion of the annual retainer, committee chair and meeting attendance fees and other cash compensation otherwise due to the Non-employee Director in exchange for an Option to purchase Shares. The number of Shares subject to such an Option received by any Non-employee Director shall equal the amount of foregone compensation multiplied by four (4) and divided by the Fair Market Value of a Share on the date that the compensation otherwise would have been paid to the Non-employee Director, rounded up to the nearest whole number of Shares. All Options granted pursuant to this Section 9.4 shall be subject to the restrictions of Section 9.2.

9.5    Deferred Stock Units.    Subject to the terms and provisions of the Plan, Awards of Deferred Stock Units may be granted to Non-employee Directors at any time and from time to time, as determined by the Board in its sole discretion, including the number of Deferred Stock Units subject to each Award and the terms and conditions of such Awards.

9.6    Terms of Deferred Stock Units.

9.6.1    Deferred Stock Unit Agreement.    Deferred Stock Units granted pursuant to Section 9.5 shall be evidenced by a written Award Agreement, which shall be executed by the Non-employee Director and the Company.

9.6.2    Vesting.    Unless otherwise provided in an Award Agreement, Awards of Deferred Stock Units shall vest over a period of not less than one year from the date of grant, and may vest pro rata over such time. Vesting may be accelerated in limited situations such as death of the Non-employee Director and change in control of the Company.

9.6.3    Payment.    Except as may be provided in an Award Agreement, Deferred Stock Unit Awards will be paid in Shares. Awards of Deferred Stock Units may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

9.6.4    Other Terms.    Unless provided otherwise in an Award Agreement, all provisions of the Plan applicable to Restricted Stock Units not inconsistent with Section 9.5 and this Section 9.6 shall apply to Deferred Stock Units granted to Non-employee Directors.

SECTION 10

MISCELLANEOUS

10.1    No Effect on Employment or Service.    Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only.

10.2    Participation.    No Employee or Consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

10.3    Indemnification.    Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

10.4    Successors.    All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

10.5    Beneficiary Designations.    If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

10.6    Nontransferability of Awards.    Except as provided below, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 10.5. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Committee, or the Board in the case of Awards to Non-Employee Directors, may, in its sole discretion, permit the transfer of an Award to an individual or entity other than the Company (each transferee thereof a “Permitted Assignee”), subject to such restrictions as the Committee, or the Board, in its sole discretion may impose.

10.7    No Rights as Stockholder.    Except to the limited extent provided in Sections 7.6 and 7.7, no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

10.8    Withholding Requirements.    Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof). Notwithstanding any contrary provision of the Plan, if a Participant fails to remit to the Company such withholding amount within the time period specified by the Committee (in its discretion), the Participant’s Award may, in the Committee’s discretion, be forfeited and in such case the Participant shall not receive any of the Shares subject to such Award.

10.9    Withholding Arrangements.    The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy all or part of the minimum required tax withholding obligations in connection with an Award by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

10.10    Deferrals.    The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion. Notwithstanding the foregoing, any deferral under this Section 10.10 shall be made in accordance with the provisions of section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.

10.11    Dividend Equivalents.    Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, or the Board in the case of Awards to Non-Employee Directors, be entitled to receive, currently or on a deferred basis, cash or stock dividends, or cash payments in amounts equivalent to cash or stock dividends on Shares (“dividend equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, or the Board in the case of Non-Employee Directors, in its sole discretion, and the Committee or Board may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

10.12    Prohibition on Repricings.    Options and SARs may not be repriced without the approval of the Company’s stockholders. For this purpose, “reprice” means that that the Company has: (a) lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs after they have been granted, (b) canceled an Option and/or a SAR when the applicable Exercise Price exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award and (c) taken any other action with respect to an Option and/or a SAR that would be treated as a repricing under the rules and regulations of the principal securities market on which the Shares are traded. An adjustment pursuant to Section 4.3 shall not be treated as a repricing.

10.13    Maximum Term of Options and SARs.    Notwithstanding anything in Sections 5, 6 and 9 to the contrary, no Option or SAR granted after February 15, 2007 shall have a term that exceeds seven (7) years from the Grant Date.

SECTION 11

AMENDMENT, TERMINATION AND DURATION

11.1    Amendment, Suspension or Termination.    The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore issued to such Participant. Any amendment shall also, to the extent required by applicable law or regulation, be subject to stockholder approval. No Award may be granted during any period of suspension or after termination of the Plan.

11.2    Duration of the Plan.    The Plan shall, subject to Section 11.1 (regarding the Board’s right to amend or terminate the Plan), remain in effect for ten (10) years from the Adoption Date. However, without further stockholder approval, no Incentive Stock Option may be granted under the Plan after ten (10) years from the Effective Date.

SECTION 12

LEGAL CONSTRUCTION

12.1     Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

12.2    Severability.    In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.3    Requirements of Law.    The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.4    Governing Law.    The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

12.5    Captions.    Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

EXECUTION

IN WITNESS WHEREOF, Varian Medical Systems, Inc., by its duly authorized officer, has executed the Plan on the date indicated below.

VARIAN MEDICAL SYSTEMS, INC.

Dated	February 15, 2007	By	/S/ JOHN W. KUO
John W. Kuo
Corporate Vice President, General Counsel & Secretary

PROXY

VARIAN MEDICAL SYSTEMS, INC.

Proxy for Annual Meeting of Stockholders – February 14, 2008

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Varian Medical Systems, Inc. hereby constitutes and appoints TIMOTHY E. GUERTIN and JOHN W. KUO, and each of them, proxies and attorneys-in-fact of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Varian Medical Systems, Inc. standing in the name of the undersigned, at the Annual Meeting of Stockholders of Varian Medical Systems, Inc. to be held at the Sheraton Palo Alto Hotel, Justine’s Room, 625 El Camino Real, Palo Alto, California 94301, on February 14, 2008, at 4:30 p.m. Pacific Time, and at any adjournment(s) or postponement(s) thereof.

Unless a contrary direction is indicated, this Proxy will be voted FOR the election of all nominees for director, FOR the approval of an amendment to the Varian Medical Systems, Inc. Second Amended and Restated 2005 Omnibus Stock Plan, FOR ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2008, and in accordance with the judgment of the proxyholder as to the best interests of Varian Medical Systems, Inc., upon any other business as may properly come before the meeting or any adjournment or postponement thereof. With respect to the election of directors, the proxyholders shall have full discretion and authority to vote cumulatively and to allocate votes among any or all of the nominees of the Board of Directors in any order as they may determine. If specific instructions are indicated, including with respect to cumulative voting for directors, this Proxy will be voted in accordance therewith.

IF YOU ELECT TO VOTE BY MAIL, PLEASE FILL IN, DATE, SIGN AND MAIL

THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

(Continued and to be Signed on Reverse Side)

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Pacific Time, on February 13, 2008.

Vote by Internet • Log on to the Internet and go to: www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone

•     Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•     Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

 Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORMATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals – The Board of Directors Recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. To elect the following nominees for a term ending at the 2011 Annual Meeting of Stockholders:

	01 - Susan L. Bostrom	For ☐	Withhold ☐		02 - Steven A. Leibel	For ☐	Withhold ☐	03 - Richard M. Levy	For ☐		Withhold ☐

2.	To approve an amendment to the Second Amended and Restated Varian Medical Systems, Inc. 2005 Omnibus Stock Plan.		FOR ☐	AGAINST ☐	ABSTAIN ☐	3.	To ratify the appointment of PricewaterhouseCoopers LLP as Varian Medical Systems, Inc.’s independent registered public accounting firm for fiscal year 2008.		FOR ☐	AGAINST ☐	ABSTAIN ☐

The proxies are authorized to vote on any other business as is properly brought before the Annual
Meeting for action in accordance with their judgment as to the best interests of Varian Medical
	Systems, Inc.

B Non-Votings Items Change of Address – Please print new address below.

C Authorized Signatures – This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign exactly as name appears on your stock certificate. If the stock is registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should insert their names.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 1 – Please keep signature within the box.